Exhibit 10.26

WAREHOUSING

CREDIT AND SECURITY AGREEMENT

BETWEEN

WALKER & DUNLOP, LLC

a Delaware limited liability company

AS BORROWER

and

PNC Bank, National Association

a national banking association

AS LENDER

DATED AS OF JUNE 30, 2010

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	6.2	Organization; Good Standing	18
	6.3	Authorization and Enforceability	18
	6.4	Approvals	18
	6.5	Financial Condition	19
	6.6	Litigation	19
	6.7	Compliance with Laws	19
	6.8	Regulation U	19
	6.9	Investment Company Act	19
	6.10	Payment of Taxes	20
	6.11	Agreements	20
	6.12	Title to Properties	20
	6.13	ERISA	20
	6.14	No Retiree Benefits	21
	6.15	Assumed Names	21
	6.16	Servicing	21
	6.17	Foreign Asset Control Regulations	21

7.	AFFIRMATIVE COVENANTS		22

	7.1	Payment of Obligations	22
	7.2	Financial Statements	22
	7.3	Other Borrower Reports	22
	7.4	Maintenance of Existence; Conduct of Business	23
	7.5	Compliance with Applicable Laws	23
	7.6	Inspection of Properties and Books; Operational Reviews	24
	7.7	Notice	24
	7.8	Payment of Taxes and Other Obligations	25
	7.9	Insurance	25
	7.10	Closing Instructions	25
	7.11	Subordination of Certain Indebtedness	26
	7.12	Other Loan Obligations	26
	7.13	ERISA	26
	7.14	Use of Proceeds of Warehousing Advances	26
	7.15	Investor Instructions	26
	7.16	Sale of Mortgage Loan to Investor	27

8.	NEGATIVE COVENANTS		27

	8.1	[Intentionally Deleted]	27
	8.2	Contingent Liabilities	27
	8.3	Restrictions on Fundamental Changes	27
	8.4	Subsidiaries	28
	8.5	Loss of Eligibility, Licenses or Approvals	28
	8.6	Accounting Changes	28
	8.7	Minimum Adjusted Tangible Net Worth	28
	8.8	Maximum Indebtedness to Adjusted Tangible Net Worth	28
	8.9	[Intentionally Deleted]	29
	8.10	[Intentionally Deleted]	29

	8.11	Minimum Cash and Cash Equivalents	29
	8.12	Servicing Delinquencies	29
	8.13	Dividends and Distributions	29
	8.14	Transactions with Affiliates	29
	8.15	Recourse Servicing Contracts	29

9.	SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL		30

	9.1	Special Representations and Warranties Concerning Warehousing Collateral	30
	9.2	Special Affirmative Covenants Concerning Warehousing Collateral	32
	9.3	Special Negative Covenants Concerning Warehousing Collateral	34
	9.4	Special Representations and Warranties Concerning Eligibility as Fannie Mae Approved Seller/Servicer of Mortgage Loans	34
	9.5	Special Representation and Warranty Concerning Fannie Mae DUS Program Reserve Requirements	34
	9.6	Special Representations and Warranties Concerning FHA Mortgage Loans	34
	9.7	Special Representations and Warranties Concerning Eligibility as Freddie Mac Program Plus Seller/Servicer of Mortgage Loans	35

10.	DEFAULTS; REMEDIES		35

	10.1	Events of Default	35
	10.2	Remedies	37
	10.3	Insufficiency of Proceeds	40
	10.4	Lender Appointed Attorney-in-Fact	40
	10.5	Right of Set-Off	40

11.	MISCELLANEOUS		41

	11.1	Notices	41
	11.2	Reimbursement Of Expenses; Indemnity	42
	11.3	Financial Information	43
	11.4	Terms Binding Upon Successors; Survival of Representations	43
	11.5	Pledge to Federal Reserve Banks	44
	11.6	Governing Law	44
	11.7	Amendments	44
	11.8	Relationship of the Parties	44
	11.9	Severability	44
	11.10	Consent to Credit References	45
	11.11	Counterparts	45
	11.12	Headings/Captions	45
	11.13	Entire Agreement	45
	11.14	Consent to Jurisdiction	45
	11.15	Waiver of Jury Trial	45
	11.16	Waiver of Punitive, Consequential, Special or Indirect Damages	46
	11.17	U.S. Patriot Act	46
	11.18	Assignments and Participations	46

	11.19	Confidentiality	47

12.	DEFINITIONS		47

	12.1	Defined Terms	47
	12.2	Other Definitional Provisions; Terms of Construction	58

EXHIBITS

Exhibit A	Form of Warehousing Note
Exhibit B FNMA/DUS	Procedures and Documentation for Fannie Mae DUS Loans and Other Fannie Mae Mortgage Loans
Exhibit B FHA/GNMA	Procedures and Documentation for FHA Mortgage Loans and Ginnie Mae Mortgage Backed Securities
Exhibit B Freddie Mac Program Plus	Loans Procedures and Documentation for Program Plus Loans
Exhibit C	Form of Warehousing Advance Request
Exhibit D	Eligible Loans and Other Assets
Exhibit E	Authorized Representatives
Exhibit F	[Intentionally Omitted]
Exhibit G	Assumed Names
Exhibit H	Servicing Portfolio
Exhibit I	Form of Compliance Certificate
Exhibit J	Lines of Credit
Exhibit K	Foreign Qualifications and Licenses
Exhibit L	Miscellaneous Fees and Charges
Exhibit M	Form of Assignment and Assumption Agreement
Exhibit N-1	Form of Joint Escrow and Bailee Letter
Exhibit N-2	Form of Escrow Letter
Exhibit N-2	Form of Bailee Letter
Exhibit O	Form of Assignment of Mortgage Note and Mortgage
Exhibit P.	Confidentiality Agreement

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WAREHOUSING

CREDIT AND SECURITY AGREEMENT

THIS WAREHOUSING CREDIT AND SECURITY AGREEMENT, dated as of June 30, 2010, is made between WALKER & DUNLOP, LLC, a Delaware limited liability company (“Borrower”) and PNC Bank, National Association, a national banking association (“Lender”).

Preliminary Statement

A.            Borrower has requested, and Lender has agreed, to extend financial accommodations to Borrower pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.                                                THE CREDIT

1.1                                         The Warehousing Commitment

1.1(a)                          On the terms and subject to the conditions and limitations of this Agreement, the Lender agrees to make Warehousing Advances to Borrower from the Closing Date to the fifth (5th) Business Day immediately preceding the Warehousing Maturity Date, during which applicable period Borrower may borrow, repay and reborrow in accordance with the provisions of this Agreement.  The Lender has no obligation to make or maintain Warehousing Advances if, after giving effect to each requested Warehousing Advance, the aggregate outstanding principal amount of all Warehousing Advances would exceed the Warehousing Credit Limit.  While a Default or Event of Default exists, the Lender may refuse to make any additional Warehousing Advances to Borrower.  All Warehousing Advances under this Agreement constitute a single indebtedness, and all of the Collateral is security for the Warehousing Note and for the performance of all of the Obligations.

1.2                                         Expiration of Warehousing Commitment

Subject to the extension right set forth below in this Section 1.2, the Warehousing Commitment expires on the earlier of (“Warehousing Maturity Date”): (a) June 29, 2011 (the “Stated Maturity Date”), on which date the Warehousing Commitment will expire of its own term and the Warehousing Advances together with all accrued and unpaid interest and costs and expenses will become due and payable without the necessity of Notice or action by the Lender; and (b) the date the Warehousing Commitment is terminated and the Warehousing Advances become due and payable under Section 10.2(a) or 10.2(b).  Notwithstanding the foregoing, the Borrower shall have the option (the “Extension Option”) to extend the Stated Maturity Date for an addition period of 364 days from the Stated Maturity Date (the “Extension Period”), based upon substantially identical terms and condition set forth in this Agreement.  The Borrower must give the Lender Notice of its election to exercise the Extension Option no earlier than ninety (90) days and no later than thirty (30) days of the Stated Maturity Date, and no Default or Event of Default, shall exist as of either (i) the date the Borrower gives the Lender Notice of its election to exercise the Extension Option or (ii) the Stated Maturity Date.  In the event the Borrower satisfies the conditions set forth in this Section 1.2 and the Stated Maturity Date is to be extended, the Borrower and Lender shall enter into an amendment to this Agreement in form and content acceptable to both parties, evidencing such extension.

1.3                                         Warehousing Note

Warehousing Advances are evidenced by Borrower’s promissory note, payable to the Lender in the form attached hereto as Exhibit A (the “Warehousing Note”).  The term “Warehousing Note” as used in this Agreement includes all amendments, restatements, renewals or replacements of the original Warehousing Note and all substitutions for it.  All terms and provisions of the Warehousing Note are incorporated into this Agreement.

1.4                                         Replacement of Warehousing Note

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Warehousing Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Warehousing Note or other security document and receipt by the Borrower of customary indemnification from Lender, the Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

1.5                                         Nature of Obligations

The aggregate amount of all Warehousing Advances outstanding from time to time under this Agreement may hereinafter collectively be referred to as the “Loan.”

1.6                                         Replacement Facility

This Agreement refinances and replaces in its entirety that certain Third Amended and Restated Loan Agreement dated as of January 30, 2009 (the “2009 Agreement”) originally entered into by and among Green Park Financial Limited Partnership, Walker & Dunlop, LLC and the Lender (as successor to National City Bank), individually and as Agent.  Upon the effectiveness of this Agreement, the 2009 Agreement shall be deemed terminated.

2.                                                PROCEDURES FOR OBTAINING ADVANCES

2.1                                         Warehousing Advances

The Borrower may obtain a Warehousing Advance under this Agreement by delivering to the Lender a completed and signed request for a Warehousing Advance on the Lender’s then current form (“Warehousing Advance Request”), not later than 3:00 p.m. on the Business Day that is one (1) Business Day before the Business Day on which Borrower desires the Warehousing Advance.  Warehousing Advance Requests received by the Lender after 3:00 p.m. on a Business Day will be deemed received on the following Business Day, provided, however, on a case-by-case basis at the request of the Borrower, the Lender may, in its sole discretion (and without thereby establishing any course of dealing), extend such 3:00 p.m. cut-off time to a later time on the subject Business Day.  Subject to the delivery of a Warehousing Advance Request and the satisfaction of the conditions set forth in Sections 5.1 and 5.2, the Borrower may obtain a Warehousing Advance under this Agreement upon compliance with the procedures set forth in this Section and in the applicable Exhibit B, including delivery to the Lender of all Collateral Documents required to be delivered on the applicable dates specified in this Agreement for such delivery.  The Lender’s current form of Warehousing Advance Request is set forth in Exhibit C.  Upon not less than five (5) Business Days’ prior Notice to the Borrower, the Lender may modify its form of Warehousing Advance Request and any other Exhibit or document referred to in this Section to conform to current legal requirements or Lender practices and, as so modified, those Exhibits and documents will become part of this Agreement.

3.                                                INTEREST, PRINCIPAL AND FEES

3.1                                         Interest

3.1(a)                          Except as otherwise provided in this Section, the Borrower must pay interest on the unpaid amount of each Warehousing Advance from the date the Warehousing Advance is made until it is paid in full at the Applicable Rate as in effect from time to time.  The Borrower must pay the Lender accrued interest on each Warehousing Advance on the Warehousing Advance Due Date or upon prepayment of such Warehousing Advance.

3.1(b)                          The Lender computes interest on the basis of the actual number of days in each month and a year of 360 days.  The Borrower must pay interest on outstanding Warehouse Advances in arrears on the Warehousing Advance Due Date and on the Warehousing Maturity Date.

3.1(c)                           If, for any reason, (i) the Borrower repays a Warehousing Advance on the same day that it was made, or (ii) a Borrower instructs the Lender not to make a previously requested Warehousing Advance after the Lender has reserved funds or made other arrangements necessary to enable the Lender to fund that Warehousing Advance, the Borrower agrees to pay to the Lender, without limiting the provisions of Section 3.11, for the account of the Lender, interest thereon at the Applicable Rate for one day notwithstanding repayment prior to the cut-off time specified in Section 3.8(a) (unless the reason for such repayment is due to the failure of the underlying transaction to close).  The Borrower must pay all such interest within five (5) Business Days after the date of the Lender’s notice thereof.

3.1(d)                          After an Event of Default occurs, the unpaid amount of each Warehousing Advance will bear interest at the Default Rate until paid in full.

3.1(e)                           The Lender will adjust the rates of interest provided for in this Agreement as of the effective date of each change in the applicable Reference Rate.  The Lender’s determination of such rates of interest as of any date of determination is conclusive and binding, absent manifest error.

3.2                                         Interest Limitation

If, at any time, the rate of interest, together with all amounts which constitute or are deemed under any applicable law to constitute interest and which are reserved, charged or taken by the

Lender as compensation for fees, services or expenses incidental to the making, negotiating or collecting of Warehousing Advances, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Lender to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal (or, if no Obligations are then outstanding, shall be repaid to the Borrower).  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

3.3                                         Principal Payments

3.3(a)                          The Borrower must pay the Lender the outstanding principal amount of each Warehousing Advance, together with all accrued and unpaid interest thereon, on the applicable Warehousing Advance Due Date.  Notwithstanding the foregoing, the Borrower must pay the Lender the outstanding principal amount of all Warehousing Advances together with all accrued and unpaid interest thereon, and any unpaid costs and expenses, on the Warehousing Maturity Date.

3.3(b)                          Except as otherwise provided in Section 3.1, the Borrower may prepay any portion of the Warehousing Advances, together with all accrued and unpaid interest on the portion so prepaid, without premium or penalty at any time.

3.3(c)                           The Borrower must pay to the Lender, and the Borrower authorizes the Lender to charge its Operating Accounts for, the amount of any outstanding Warehousing Advance, together with all accrued and unpaid interest thereon, against a specific Pledged Loan or Pledged Security upon the earliest occurrence of any of the following events:

(i)                                     On the date a Warehousing Advance was made if the Pledged Loan to be funded by that Warehousing Advance has not closed and funded.

(ii)                                  Three (3) Business Days elapse from the date a Warehousing Advance was made against a Pledged Loan, without receipt of the Collateral Documents relating to that Pledged Loan required to be delivered on that date, or if such Collateral Documents, upon examination by the Lender, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and Borrower has not delivered Collateral Documents in compliance with the requirements of this Agreement or the related Purchase Commitment within three (3) Business Days of receipt by the Borrower of Notice from the Lender specifying the non-compliant items.

(iii)                               Ten (10) Business Days elapse without the return of a Collateral Document delivered by the Lender to the Borrower under a Trust Receipt for correction or completion.

(iv)                              On the date on which a Pledged Loan is determined to have been originated based on untrue, incomplete or inaccurate information or to be subject to fraud, whether or not the Borrower had knowledge of the misrepresentation, incomplete or inaccurate information or fraud.

(v)                                 On the date on which the Borrower knows, has reason to know, or receives Notice from the Lender, that (A) one or more of the representations and warranties set forth in Article 9 were inaccurate or incomplete in any material respect on any date when made or deemed made or became inaccurate or incomplete in any material respect after any such date, or (B) the Borrower has failed to perform or comply with any covenant, term or condition applicable to it set forth in Article 9.

(vi)                              On the date on which a Pledged Loan or an obligation secured by a Lien senior to the Mortgage securing repayment of the Pledged Loan has been in default for a period of 60 days or more (it being understood that, as provided in Section 9.1(q), no Warehousing Advance will be made against any Mortgage Loan which is in default).

(vii)                           On the mandatory delivery date of the related Purchase Commitment if the specific Pledged Loan has not been delivered under the Purchase Commitment on or prior to such mandatory delivery date, or on the date the related Purchase Commitment expires or is terminated.

(viii)                        Three (3) Business Days after the date a Pledged Loan is rejected for purchase by an Investor unless another Purchase Commitment is provided within that three (3) Business Day period.

(ix)                              Upon the sale, other disposition or prepayment of any Pledged Loan or Pledged Security or, with respect to a Pledged Loan included in an Eligible Mortgage Pool, upon the sale or other disposition of the related Agency Security.

(x)                                 With respect to any Pledged Loan, any of the Collateral Documents, upon examination by the Lender, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment.

(xi)                              If, after giving effect to a new Warehousing Advance against a Pledged Loan or to the payment of existing Warehousing Advances against Pledged Loans, any of the limitations set forth in Exhibit D have been exceeded.

3.3(d)                          In addition to the payments required by Sections 3.3(a) and 3.3(c), if the principal amount of any Pledged Loan is prepaid in whole or in part while a Warehousing Advance is outstanding against the Pledged Loan, the Borrower must pay to the Lender, without the necessity of prior demand or Notice from the Lender, and the Borrower authorizes the Lender to charge its Operating Accounts for, the amount of the prepayment, to be applied against the Warehousing Advance.

3.3(e)                           The proceeds of the sale or other disposition of any Pledged Loan or Pledged Security must be paid directly by the Investor to the Borrower’s Cash Collateral Account.  The Borrower must give Notice to the Lender in writing of the Pledged Loan or Pledged Security for which proceeds have been received (including Notice to the Lender in writing of any prepayment).  Upon receipt of such Notice, the Lender will apply any proceeds deposited into the applicable Cash Collateral Account to the payment of the Warehousing Advances related to the Pledged Loan or Pledged Security identified by the Borrower in its Notice, and such Pledged Loan or Pledged Security will be considered to have been redeemed from pledge to the extent the related Warehousing Advance has been paid in full.  The Lender is entitled to rely upon a Borrower’s affirmation that deposits in the applicable Cash Collateral Account represent payments from Investors for the purchase of the Pledged Loan or Pledged Security specified by the Borrower in its Notice.  If the payment from an Investor for the purchase of a Pledged Loan or Pledged Security is less than the outstanding Warehousing Advances against such Pledged Loan or Pledged Security identified by the Borrower in its Notice, the Borrower must pay to the Lender, and the Borrower authorizes the Lender to charge the Borrower’s Operating Accounts for, an amount equal to that deficiency.  As long as no Default or Event of Default exists, the Lender will return to the Borrower any excess payment from an Investor for such Pledged Loan or Pledged Security.

3.3(f)                            The Lender reserves the right at any time to revalue any Pledged Loan or Pledged Security.  The Borrower must pay to the Lender, without the necessity of prior demand or Notice from the Lender, and the Borrower authorizes the Lender to charge Borrower’s Operating Accounts for, any amount required after any such revaluation to reduce the principal amount of the Warehousing Advance outstanding against the revalued Pledged Loan or Pledged Security to an amount equal to the Advance Rate for the applicable type of Pledged Loan or Pledged Security multiplied by the Fair Market Value of the Pledged Loan or Pledged Security.

3.4                                         Facility Fee

The Borrower shall pay to the Lender a facility fee in the amount of three-tenths of one percent (.3%) per annum of the Warehousing Credit Limit, to be paid quarterly in arrears commencing on the Closing Date, and on or prior to the first Business Day of each Calendar Quarter thereafter during the term of the Loan.

3.5                                         Administrative Fee

In connection with each Warehousing Advance, the Borrower shall pay to the Lender, quarterly in arrears, an administrative fee equal to $10,000.

3.6                                         Miscellaneous Fees and Charges

The Borrower must pay or reimburse the Lender, as applicable, for all Miscellaneous Fees and Charges.  The Borrower must pay all Miscellaneous Fees and Charges within five (5) Business Days after the date of the Lender’s notice thereof.

3.7                                         Overdraft Advances

If, under the authorization given by the Borrower pursuant to this Agreement, the Lender debits the Borrower’s Operating Account to honor an item presented against an Operating Account and that debit or direction results in an overdraft, the Lender may make an additional advance to fund that overdraft (“Overdraft Advance”).  The Borrower must pay (a) the outstanding amount of any Overdraft Advance, within three (3) Business Days after the date of the Overdraft Advance, and (b) interest on the amount of the Overdraft Advance, at a rate per annum equal to the Applicable Rate plus 2%, within three (3) Business Days after the date of the Lender’s notice thereof.

3.8                                         Method of Making Payments

3.8(a)                          All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments by wire transfer to Lender, or as otherwise provided in this Agreement.  Payments shall be credited on the Business Day on which immediately available funds are received prior to 2:00 p.m.; payments received after 2:00 p.m. shall be credited on the next Business Day.  All payments shall be applied first to the payment of all fees, expenses, and other amounts due to Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal, provided, however, that, after the occurrence and during the continuation of an Event of Default, payments will be applied to the Obligations as Lender determines.  If the due date is not a Business Day, payment is due on, and interest will accrue to, the next Business Day.

3.8(b)                          Subject to Section 3.8(c) below, the Borrower authorizes the Lender to charge the Borrower’s Operating Accounts for any interest or fees due and payable to Lender after giving at least two (2) Business Days’ Notice to the Borrower.

3.8(c)                           While a Default or Event of Default exists, the Borrower authorizes the Lender to charge Borrower’s Operating Accounts for any Obligations due and payable to the Lender, without the necessity of prior demand or Notice from the Lender.

3.8(d)                          All payments made on account of the Obligations shall be made by the Borrower to the Lender.  No principal payments resulting from the refinancing, sale or other disposition of Pledged Loans or Pledged Securities shall be deemed to have been received by the Lender until the Lender has also received the Notice required under Section 3.3(e).

3.9                                         Billings

Any changes in the interest rate and in the outstanding amount of the Obligations which occur between the date of any billing and the due date of any payment may be reflected in adjustments in the billing for a subsequent month.  Neither the failure of the Lender to submit a bill, nor any error in any such bill shall excuse the Borrower from the obligation to make full payment of all Borrower’s payment obligations when due.

3.10                                  Late Charges

The Borrower shall pay, upon billing therefor, a “Late Charge” equal to three percent (3%) of the amount of any payment of principal (other than principal due at the Warehousing Maturity Date or the date on which the Lender accelerates the time for payment of the Loan after the occurrence of an Event of Default), interest, or fees, which fees are not paid within ten (10) days of the due date thereof.  Late Charges are: (a) payable in addition to, and not in limitation of, the Default Rate; (b) intended to compensate the Lender for administrative and processing costs incident to late payments; (c) not interest; and (d) not subject to refund or rebate or credit against any other amount due.

3.11                                  Additional Provisions Relating to Interest Rate

3.11(a)                   If the Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy), then, upon notice from the Lender to the Borrower and delivery by the Lender of a statement setting forth the reduction in the rate of return experienced by the Lender and the amount necessary to compensate the Lender under this Section 3.11(a), the Borrower shall be obligated to pay to the Lender such additional amount or amounts as will compensate Lender for such reduction.  Each determination by Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

3.11(b)                   If Lender determines (which determination shall be conclusive) that (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Applicable Daily Floating LIBO Rate for any day; or (ii) the Daily LIBO Rate will not adequately and fairly reflect the cost to Lenders of funding (including maintaining) Warehousing Advances, then Lender shall give the Borrower prompt notice thereof, and, so long as such condition remains in effect, the Loan (and all outstanding and future Warehousing Advances under the Loan) shall bear interest at the Applicable Base Rate.

3.11(c)                    Any and all payments by the Borrower to or for the account of Lender hereunder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as

“Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11(c)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

3.11(d)                   The Borrower also agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or from the execution or delivery of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).  Further, if the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under this Agreement to Lender, the Borrower shall also pay to Lender, at the time interest is paid, such additional amount that Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that Lender would have received if such Taxes or Other Taxes had not been imposed.

3.11(e)                    The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by any of them and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto; (ii) any other amounts payable under Section 3.11; and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this Section 3.11(e) shall be made within 30 days after the date that the Lender makes a demand therefor.

3.11(f)                     In the event that the Borrower is required to pay or withhold any amount pursuant to Sections 3.11(c), 3.11(d), or 3.11(e), which results in the Borrower paying more than would have been the case without regard to such Sections (an “Excess Payment”), the Borrower shall have the option to terminate the Warehousing Commitment in its entirety (but not in part) and this Agreement (other than as to those provisions which by their terms survive the termination of this Agreement), by giving Notice to the Lender specifying the effective date of such termination, which Notice may be given no earlier than three (3) Business Days after making an Excess Payment and no later than thirty (30) days after making an Excess Payment.  Upon the effective date of the termination of this Agreement by the Borrower pursuant to this Section, the Borrower shall pay all of the Obligations in full.

3.11(g)                    Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change in law shall make it unlawful for the Lender to make Warehousing Advances as LIBOR Loans, or to maintain outstanding Warehousing Advances as

LIBOR Loans or to give effect to its obligations as contemplated hereby with respect to the Loan or any particular Warehousing Advance as a LIBOR Loan or (y) at any time Lender reasonably determines that the making or continuance of LIBOR Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market, the Lender may, by written notice to the Borrower (i) declare that LIBOR Loans will not thereafter be made by any Lender hereunder, whereupon all subsequent Warehousing Advances will be made as Base Rate Loans unless such declaration shall be subsequently withdrawn; and/or (ii) require that any then outstanding Warehousing Advances be converted to Base Rate Loans (and thereby bear interest at the Applicable Base Rate), as of the effective date of such notice.

3.12                                  Continuing Authority of Authorized Representatives

The Lender is authorized to rely upon the continuing authority of the Persons hereafter designated by the Borrower (“Authorized Representatives”) to bind the Borrower with respect to all matters pertaining to the Loan and the Loan Documents, including, but not limited to, the submission of requests for Warehousing Advances, and certificates with regard thereto, instructions with regard to the Operating Accounts and, to the extent permitted under this Agreement, the Collateral, and matters pertaining to the procedures and documentation for Warehousing Advances.  Such authorization may be changed only upon written notice to Lender accompanied by evidence, reasonably satisfactory to Lender, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Lender.  The Authorized Representatives as of the Closing Date are listed on Exhibit E.  Lender shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Lender that each Authorized Representative is a responsible and senior official of the Borrower.

4.                                                COLLATERAL

4.1                                         Grant of Security Interest

As security for the payment of its obligations under the Warehousing Note and for the payment and performance of all of the Obligations, the Borrower grants a security interest to Lender, in all of the Borrower’s right, title and interest in and to the following described property, whether now owned or whether acquired or arising after the date of this Agreement (“Collateral”):

4.1(a)                          All amounts advanced by Lender to or for the account of the Borrower under this Agreement to fund a Mortgage Loan until that Mortgage Loan is closed and those funds disbursed.

4.1(b)                          All Mortgage Loans, including all Mortgage Notes, Mortgages and Security Agreements evidencing or securing those Mortgage Loans, that are delivered or caused to be delivered to Lender (including delivery to a third party on behalf of Lender), or that otherwise come into the possession, custody or control of Lender (including the possession, custody or control of a third party on behalf of Lender), in each case in respect of which Lender has made a Warehousing Advance under this Agreement (collectively, “Pledged Loans”).

4.1(c)                           All Mortgage-backed Securities that are created in whole or in part on the basis of Pledged Loans or that are delivered or caused to be delivered to Lender or that otherwise come into the possession, custody or control of Lender, or its agent, bailee or custodian as assignee, or that are pledged to Lender or, for such purpose are registered by book-entry in the name of Lender (including registration in the name of a third party on behalf of Lender), in each case in respect of which a Warehousing Advance has been made by Lender under this Agreement (collectively, “Pledged Securities”).

4.1(d)                          All private mortgage insurance and all commitments issued by the FHA to insure or guarantee any Pledged Loan; all Purchase Commitments held by the Borrower covering Pledged Loans or Pledged Securities, and all proceeds from the sale of Pledged Loans or Pledged Securities to Investors pursuant to those Purchase Commitments; and all personal property, contract rights, servicing rights or contracts and servicing fees and income or other proceeds, amounts and payments payable to Borrower as compensation or reimbursement, accounts, payments, intangibles and general intangibles of every kind relating to Pledged Loans, Pledged Securities, Purchase Commitments, FHA commitments and private mortgage insurance and commitments relating to Pledged Loans and Pledged Securities, and all other documents or instruments relating to Pledged Loans and Pledged Securities, including any interest of the Borrower in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to Pledged Loans.

4.1(e)                           All escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards) necessary or helpful in the administration or servicing of the Collateral) and other information and data of the Borrower relating to the Collateral.

4.1(f)                            The Operating Accounts, the Cash Collateral Accounts, and all cash, whether now existing or acquired after the date of this Agreement, delivered to or otherwise in the possession of Lender, or Lender’s agent, bailee or custodian or designated on the books and records of the Borrower as assigned and pledged to Lender, including all cash deposited in the Cash Collateral Account.

4.1(g)                           All Hedging Arrangements related to the Collateral (“Pledged Hedging Arrangements”) and the Borrower’s accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that Lender’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts applies only to benefits, including rights to payment, related to the Collateral.

4.1(h)                          All cash and non-cash proceeds of the Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the Collateral, and all products and proceeds of the Collateral, together with whatever is receivable or received when the Collateral or proceeds of Collateral are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any cause of action affecting or relating to the Collateral or proceeds of Collateral.

4.2                                         Maintenance of Collateral Records

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, the Borrower must preserve and maintain, at its chief executive office and principal place of business or in a regional office approved by Lender, and, promptly upon request, make available to Lender the originals, or copies in any case where the originals have been delivered to Lender or to an Investor, of the Mortgage Notes, Mortgages and Security Agreements included in Pledged Loans, Mortgage-backed Securities delivered to Lender as Pledged Securities, Purchase Commitments, and all related Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

4.3                                         Release of Security Interest in Pledged Loans and Pledged Securities

4.3(a)                          Except as provided in Section 4.3(b), Lender will release its security interest in a Pledged Loan and all of the Collateral related to such Pledged Loan, as such Collateral is described in Section 4.1, only against payment to Lender of the Release Amount in connection with such Pledged Loan.  If a Pledged Loan is transferred to a pool custodian or an Investor for inclusion in a Mortgage Pool and Lender’s security interest in such Pledged Loan and all of the Collateral related to the Pledged Loan, as such Collateral is described in Section 4.1 is not released before the issuance of the related Mortgage-backed Security, then that Mortgage-backed Security, when issued, is a Pledged Security, Lender’s security interest continues in such Pledged Loan and all of the Collateral related to such Pledged Loan, as such Collateral is described in Section 4.1, backing that Pledged Security and Lender is entitled to possession of the Pledged Security in the manner provided in this Agreement.

4.3(b)                          If a Pledged Loan is transferred to an Approved Custodian and included in an Eligible Mortgage Pool, Lender’s security interest in such Pledged Loan and all of the Collateral related to such Pledged Loan, as such Collateral is described in Section 4.1, included in the Eligible Mortgage Pool will be released upon the delivery of the Agency Security to Lender (including delivery to or registration in the name of a third party on behalf of Lender) and that Agency Security is a Pledged Security.  Lender’s security interest in that Pledged Security will be released only against payment to Lender of the Release Amount in connection with the Mortgage Loans backing that Pledged Security.

4.3(c)                           Lender has the exclusive right to possession of all Pledged Securities or, if Pledged Securities are issued in book-entry form or issued in certificated form and delivered to a clearing corporation (as that term is defined in the Uniform Commercial Code of Pennsylvania) or its nominee, Lender has the right to have the Pledged Securities registered in the name of a securities intermediary (as that term is defined in the Uniform Commercial Code of Pennsylvania) in an account containing only customer securities and credited to an account of Lender.  Lender has no duty or obligation to deliver Pledged Securities to an Investor or to credit Pledged Securities to the account of an Investor or an Investor’s designee except against payment for those Pledged Securities.  The Borrower acknowledges that Lender may enter into one or more standing arrangements with securities intermediaries with respect to Pledged Securities issued in book entry form or issued in certificated form and delivered to a clearing corporation or its designee, under which the Pledged Securities are registered in the name of the securities intermediary, and the Borrower agrees, upon request of Lender, to execute and deliver to those securities intermediaries their respective written concurrence in any such standing arrangements.

4.3(d)                          If no Default or Event of Default occurs (or, if a Default or Event of Default has occurred, such Default or Event of Default has been cured or waived), the Borrower may redeem a Pledged Loan and all of the Collateral related to a Pledged Loan, as such Collateral is described in Section 4.1, or Pledged Security from Lender’s security interest by notifying Lender of its intention to redeem the Pledged Loan or Pledged Security from pledge and paying, or causing an Investor to pay, to Lender, for application as a prepayment on the principal balance of the Warehousing Note, the Release Amount in connection with such Pledged Loan or the Pledged Loans backing that Pledged Security.

4.3(e)                           After a Default or Event of Default occurs, Lender may, with no liability to the Borrower or any other Person, continue to release its security interest in any Pledged Loan and all of the Collateral related to such Pledged Loan, as such Collateral is described in Section 4.1, or Pledged Security against payment of the Release Amount for such Pledged Loan or for the Pledged Loans backing that Pledged Security.

4.3(f)                            The amount to be paid by the Borrower to obtain the release of Lender’s security interest in a Pledged Loan and all of the Collateral related to such Pledged Loan, as such Collateral is described in Section 4.1 (“Release Amount”) will be (1) in connection with the sale of a Pledged Loan by Lender while an Event of Default exists, the amount paid to Lender in a commercially reasonable disposition of that Pledged Loan and (2) otherwise, the principal amount of the Warehousing Advance outstanding against the Pledged Loan together with all accrued and unpaid interest thereon.

4.4                                         Collection and Servicing Rights

4.4(a)                          If no Event of Default exists, the Borrower may service and receive and collect directly all sums payable to the Borrower in respect of the Collateral other than proceeds of any Purchase Commitment or proceeds of the sale of any Collateral.  All proceeds of any Purchase Commitment or any other sale of Collateral must be paid directly to the Cash Collateral Account for application as provided in this Agreement.

4.4(b)                          After an Event of Default occurs and remains continuing, Lender or its designee is entitled to service and receive and collect all sums payable to Borrower in respect of the

Collateral, and in such case, subject to any applicable requirements of the relevant Federal Agency, (1) Lender or its designee in its discretion may, in its own name, in the name of Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but Lender has no obligation to do so, (2) Borrower must, if Lender requests it to do so, hold in trust for the benefit of Lender and immediately pay to Lender at its office designated by Notice, all amounts received by Borrower upon or in respect of any of the Collateral, advising Lender as to the source of those funds, and (3) all amounts so received and collected by Lender will be held by it as part of the Collateral and applied by Lender as provided in this Agreement.

4.5                                         Return of Collateral at End of Warehousing Commitment

If (a) the Warehousing Commitment has expired or has been terminated, and (b) no Warehousing Advances, interest or other Obligations are outstanding and unpaid, Lender will release its security interest and will deliver all Collateral in its possession to the Borrower at Borrower’s expense.  Borrower’s acknowledgement or receipt for any Collateral released or delivered to Borrower under any provision of this Agreement is a complete and full acquittance for the Collateral so returned, and the Lender is discharged from any liability or responsibility for that Collateral.

4.6                                         Delivery of Collateral Documents

4.6(a)                          The Lender may deliver documents relating to the Collateral to Borrower for correction or completion under a Trust Receipt.

4.6(b)                          If no Default or Event of Default exists, upon delivery by Borrower to Lender of shipping instructions pursuant to the applicable Exhibit B, Lender will deliver the Mortgage Notes evidencing Pledged Loans or Pledged Securities together with all related loan documents and pool documents previously received by Lender under the requirements of the applicable Exhibit B to the designated Investor or Approved Custodian or to another party designated by Borrower and acceptable to Lender in its sole discretion.

4.6(c)                           If a Default or Event of Default exists, Lender may, without liability to Borrower or any other Person, continue to deliver Pledged Loans or Pledged Securities, together with all related loan documents and pool documents in Lender’s possession, to the applicable Investor or Approved Custodian or to another party acceptable to Lender in its sole discretion.

4.7                                         Borrower Remains Liable

Anything herein to the contrary notwithstanding, the Borrower shall remain liable under each item of the Collateral granted by it to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms thereof and any other agreement giving rise thereto, and in accordance with and pursuant to the terms and provisions thereof.  Whether or not the Lender has exercised any rights in any of the Collateral, the Lender shall not have any obligation or liability (other than for gross negligence or willful misconduct) under any of the Collateral (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Lender of any payment relating thereto, nor shall the Lender be obligated in any manner to perform any of the obligations of the Borrower under or pursuant to any of the Collateral (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any of the Collateral (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.                                                CONDITIONS PRECEDENT

5.1                                         Initial Advance

The effectiveness of this Agreement is subject to the satisfaction, in the sole discretion of Lender, of the following conditions precedent:

5.1(a)                          Lender must receive the following, all of which must be satisfactory in form and content to Lender, in its sole discretion:

(i)                                     The Warehousing Note and this Agreement, duly executed by the Borrower.

(ii)                                  The Borrower’s organizational documents, certified as true and complete by an appropriate officer or other Person.

(iii)                               Certificates of legal existence and good standing from the Secretary of State of Delaware for Borrower, dated within thirty (30) days of the date of this Agreement.

(iv)                              Such certificates of resolutions or other action, incumbency certificates and/or other certificates of responsible officers of the Borrower as Lender may require evidencing (A) the authority of the Borrower to enter into this Agreement and the other Loan Documents and (B) the identity, authority and capacity of each Authorized Representative thereof authorized to act as an Authorized Representative in connection with this Agreement and the other Loan Documents.

(v)                                 Uniform Commercial Code, tax lien and judgment searches of the appropriate public records for Borrower that do not disclose the existence of any Lien on the Collateral other than in favor of Lender.

(vi)                              Copies of Borrower’s errors and omissions insurance policy or mortgage impairment insurance policy, and blanket bond coverage policy, or certificates in lieu of policies, showing compliance by Borrower as of the date of this Agreement with the related provisions of Section 7.9.

(vii)                           An opinion from counsel for the Borrower in form and substance satisfactory to Lender concerning, among other matters (i) the legal existence, good standing and qualification to do business of the Borrower, (ii) the power and authority of the Borrower to enter into and perform the Loan Documents, (iv) the authorization of the individuals executing and delivering Loan Documents on behalf of the Borrower to do so, (v) the enforceability of the Borrower’s obligations under the Loan Documents, (vi) the absence of any pending or threatened material litigation against the Borrower, (vii) the validity and perfection of the Lender’s security interest in the Collateral, (viii) the non-contravention of the Borrower’s obligations under the Loan Documents, under the Borrower’s charter documents or under any material agreements or legal proceedings to which it is a party or by which it is bound, and (ix) such other matters as Lender reasonably shall request consistent with loan facilities similar to the loan facility established by this Agreement.

(viii)                        Such financial statements and other information as Lender shall have reasonably requested.

(ix)                              Such other documents as Lender reasonably may require, duly executed and delivered, and evidence satisfactory to Lender of the occurrence of any further conditions precedent to the closing of the credit facility established hereby.

5.1(b)                          Lender shall have filed Uniform Commercial Code financing statements in such jurisdictions as Lender shall have determined to be appropriate in order to perfect the security interest in the Collateral granted by Borrower pursuant to this Agreement or any other Loan Document.

5.1(c)                           Borrower shall have (i) paid to the Lender, as applicable, all amounts due as of the Closing Date, and (ii) paid or reimbursed the Lender for all its attorneys’ fees and expenses incurred in connection with this Agreement and the other Loan Documents.

5.2                                         Each Advance

The effectiveness of this Agreement, including the Lender’s obligation to make Warehousing Advances is subject to the satisfaction, in the sole discretion of Lender, as of the date of each Warehousing Advance, of the following additional conditions precedent:

5.2(a)                          The Borrower must have delivered to Lender the Warehousing Advance Request and the Collateral Documents required by, and must have satisfied the procedures and substantive requirements set forth in, Article 2 and the Exhibits described in that Article.  All items delivered to Lender must be satisfactory to Lender in form and content, and Lender may reject any item that does not satisfy the requirements of this Agreement or the applicable Purchase Commitment.  Confirmation of the date of the requested Warehousing Advance will constitute a representation by the Borrower that all necessary actions have been taken to qualify the Mortgage Loan for purchase by the Investor and that the borrowing hereunder is permitted by Investor regulations.

5.2(b)                          Lender must have received evidence satisfactory to it as to the making or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments necessary to perfect the security interest of Lender in the Collateral under the Uniform Commercial Code or other applicable law.

5.2(c)                           The representations and warranties of the Borrower contained in Article 6 and Article 9 must be accurate and complete in all material respects as if made on and as of the date of each Warehousing Advance.

5.2(d)                          The Borrower must have performed all agreements to be performed by them under this Agreement, and after giving effect to the requested Warehousing Advance, no Default or Event of Default will exist under this Agreement.

5.2(e)                           There shall not have been any material adverse change in the financial condition, business, or affairs of Borrower since the date of this Agreement which in Lender’s good faith judgment may jeopardize in a material manner the ability of Borrower to perform fully its obligations under each applicable Loan Document.

5.2(f)                            Lender shall have received and approved such other documents, and certificates as Lender reasonably may request (including without limitation the documents to be executed by the Mortgagor and the Borrower), in form and substance reasonably satisfactory to Lender.

5.2(g)                           Prior to any Warehousing Advance being made against any otherwise Eligible Loan, Borrower shall have provided to Lender copies of all documents, agreements and other materials and information concerning Borrower’s status as an originator and seller of such type of Mortgage Loan for the applicable Federal Agency as Lender may require.

Delivery of a Warehousing Advance Request by Borrower will be deemed a representation by the Borrower that all conditions set forth in this Section have been satisfied as of the date of the Warehousing Advance.

5.3                                         Force Majeure

Notwithstanding Borrower’s satisfaction of the conditions set forth in this Agreement, the Lender has no obligation to make a Warehousing Advance if Lender is prevented from obtaining the funds necessary to make a Warehousing Advance, or is otherwise prevented from making a Warehousing Advance as a result of any fire, flood or other casualty, failure of power, strike, lockout or other labor trouble, banking moratorium, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, insurrection, act of terrorism, war or other activity of armed forces, act of God or other similar reason beyond the control of Lender.  Lender will make the requested Warehousing Advance as soon as reasonably possible following the occurrence of such an event (provided that all applicable terms and conditions relating to such Warehousing Advance continue to be satisfied).

6.                                                GENERAL REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that:

6.1                                         Place of Business

The Borrower’s chief executive office and principal place of business is 7501 Wisconsin Avenue, Suite 1200,Bethesda, Maryland 20814.

6.2                                         Organization; Good Standing

The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full legal power and authority to own its property and to carry on its business as currently conducted.  The Borrower is duly qualified as a limited liability company to do business and is in good standing in each jurisdiction in which the transaction of its business makes qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on Borrower’s business, operations, assets or financial condition as a whole.  For the purposes of this Agreement, good standing includes qualification for all licenses and payment of all taxes required in the jurisdiction of its formation and in each jurisdiction in which the Borrower transacts business.  Exhibit K hereto sets forth all foreign qualifications and mortgage lender and mortgage servicer licenses held by the Borrower.

6.3                                         Authorization and Enforceability

The Borrower has the power and authority to execute, deliver and perform this Agreement, the Warehousing Note and the other Loan Documents and the Borrower has the power and authority to obtain the Warehousing Advances under this Agreement.  The execution, delivery and performance by the Borrower of this Agreement, the Warehousing Note and the other Loan Documents and the Warehousing Advances requested and made under this Agreement and the Warehousing Note have been duly and validly authorized by all necessary limited liability company action on the part of the Borrower (which action has been modified or rescinded, and is in full force and effect) and does not and will not conflict with or violate any applicable provision of law, of any judgments binding upon the Borrower, or the certificate of formation and limited liability company operating agreement of Borrower, conflict with or result in a breach of, constitute a default or require any consent under, or result in or require or allow the acceleration of any indebtedness of the Borrower under any agreement, instrument or indenture to which it is a party or by which it or its property may be bound or affected, or result in the creation of any Lien upon any property or assets of the Borrower (other than the Lien on the Collateral granted under this Agreement).  This Agreement, the Warehousing Note and the other Loan Documents constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except that enforceability may be limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights and general principles of equity.

6.4                                         Approvals

The execution and delivery of this Agreement, the Warehousing Note and the other Loan Documents and the performance of the Borrower’s obligations under this Agreement, the Warehousing Note and the other Loan Documents and the validity and enforceability of this Agreement, the Warehousing Note and the other Loan Documents do not require any license, consent, approval or other action of any agency, commission, instrumentality or other regulatory body or authority (in each case, whether federal, state or local, domestic or foreign) other than those that have been obtained and remain in full force and effect or those with respect to which the failure to obtain may reasonably be expected to result in a material adverse change in the Borrower’s business, operations, assets or financial conditions as a whole.

6.5                                         Financial Condition

The balance sheet of Borrower as of May 31, 2010 for the five (5) month period then ended and the balance sheet of the Borrower as of December 31, 2009 for the eleven (11) month period then ended, and the related statements of income and cash flows furnished to Lender, fairly present the financial condition of Borrower as of such date and the results of its operations for the five (5) month and eleven (11) month period, as applicable, then ended.

6.6                                         Litigation

Except as listed on Schedule 6.6, as of the date hereof, there are no actions, claims, suits or proceedings pending or, to the Borrower’s knowledge, threatened or reasonably anticipated against or affecting the Borrower in any court or before any arbitrator or before any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) that, if adversely determined, may reasonably be expected to result in a material adverse change in the Borrower’s business, operations, assets or financial condition as a whole, or that would affect the validity or enforceability of this Agreement, the Warehousing Note or any other Loan Document.

6.7                                         Compliance with Laws

The Borrower is not in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that could result in a material adverse change in the Borrower’s business, operations, assets or financial condition as a whole or that would affect the validity or enforceability of this Agreement, the Warehousing Note or any other Loan Document.

6.8                                         Regulation U

The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Warehousing Advance made under this Agreement will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

6.9                                         Investment Company Act

The Borrower is not an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act.

6.10                                  Payment of Taxes

The Borrower has filed or caused to be filed all federal, state and local income, excise, property and other tax returns that are required to be filed with respect to the operations of the Borrower, all such returns are true and correct and Borrower has paid or caused to be paid all taxes shown on those returns or on any assessment, to the extent that those taxes have become due, including all FICA payments and withholding taxes, if appropriate.  The amounts reserved as a liability for income and other taxes payable in the financial statements described in Section 6.5 are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Borrower accrued for or applicable to the period and on the dates of those financial statements and all years and periods prior to those financial statements and for which Borrower may be liable in its own right or as transferee of the assets of, or as successor to, any other Person.  No tax Liens have been filed and no material claims are being asserted against Borrower or any property of Borrower with respect to any taxes, fees or charges.

6.11                                  Agreements

The Borrower is not a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition.  The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could result in a material adverse change in the Borrower’s business, operations, assets or financial condition as a whole.  No holder of any indebtedness of the Borrower has given notice of any asserted default under that indebtedness, and no liquidation or dissolution of the Borrower and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Borrower or any of its properties is pending or to the knowledge of the Borrower threatened.

6.12                                  Title to Properties

The Borrower has good, valid, insurable and (in the case of real property) marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 6.5, except for those properties and assets that the Borrower has disposed of since the date of those financial statements either in the ordinary course of business or because they were no longer used or useful in the conduct of the Borrower’s business.  All of the Borrower’s properties and assets are free and clear of all Liens except as disclosed in Borrower’s financial statements.

6.13                                  ERISA

Each Plan is in compliance with all applicable requirements of ERISA and the Internal Revenue Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code setting forth those requirements, except where any failure to comply would not result in a material loss to the Borrower or any ERISA Affiliate.  All of the minimum funding standards or other contribution obligations applicable to each Plan have been satisfied.  No Plan is a Multiemployer Plan or a defined-benefit pension plan subject to Title IV of ERISA.

6.14                                  No Retiree Benefits

Except as required under Section 4980B of the Internal Revenue Code, Section 601 of ERISA or applicable state law, the Borrower is not obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

6.15                                  Assumed Names

The Borrower does not originate Mortgage Loans or otherwise conduct business under any names other than its legal name and the assumed names set forth on Exhibit G.  The Borrower has made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates Mortgage Loans or otherwise conducts business under any assumed name.  The Borrower’s use of the assumed names set forth on Exhibit G does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by the Borrower to any other Person.  The Borrower may amend Exhibit G to add or delete any assumed names used by the Borrower to conduct business.  An amendment to Exhibit G to add an assumed name is not effective until a Borrower has delivered to Lender an assumed name certificate in the jurisdictions in which the assumed name is to be used, which must be satisfactory in form and content to Lender in its sole discretion.  In connection with any amendment to delete a name from Exhibit G, the Borrower represents and warrants that it has ceased using that assumed name in all jurisdictions.

6.16                                  Servicing

Exhibit H is a true and complete list of the Borrower’s Servicing Portfolio as of March 31, 2010.  All of the Borrower’s Servicing Contracts are in full force and effect, and are unencumbered by Liens.  No event of default or event that, with notice or lapse of time or both, would become an event of default, exists under any of Borrower’s Servicing Contracts.

6.17                                  Foreign Asset Control Regulations.

Neither the making of the Warehousing Advances nor the use of the proceeds of any thereof (or any other Loan) will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).  Furthermore, neither the Borrower nor any of its affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person.”

7.                                                AFFIRMATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, the Borrower must, unless the Lender consents in writing:

7.1                                         Payment of Obligations

Punctually pay or cause to be paid all Obligations, including the Obligations payable under this Agreement and the Warehousing Note in accordance with their terms.

7.2                                         Financial Statements

Deliver to Lender, in form and detail reasonably satisfactory to Lender:

7.2(a)                          As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, audited fiscal year-end statements of income and cash flows of Borrower and its Subsidiaries for that year, and the related audited balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding Fiscal Year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance reasonably satisfactory to Lender and prepared by an independent certified public accounting firm reasonably acceptable to Lender (it being acknowledged by the Lender that KPMG LLP currently is an acceptable independent certified public accounting firm) and (2) if then available or otherwise within fifteen (15) days of receipt by Borrower, any management letters, management reports or other supplementary comments or reports delivered by those accountants to Borrower or its governing board, body, manager, general partner, or the like;

7.2(b)                          As soon as available and in any event within sixty (60) days after the end of each Calendar Quarter of Borrower, interim statements of income of Borrower and its Subsidiaries for that Calendar Quarter and the period from the beginning of the Fiscal Year to end of that Calendar Quarter, and the related balance sheet (including contingent liabilities) as at the end of that Calendar Quarter, all in reasonable detail, subject, however, to year-end audit adjustments; and

7.2(c)                           Together with each delivery of financial statements required by this Section, a Compliance Certificate substantially in the form of Exhibit I.

7.3                                         Other Borrower Reports

Deliver to Lender:

7.3(a)                          As soon as available and in any event within sixty (60) days after the end of each calendar quarter, a report (“Servicing Report”) as of the end of the calendar quarter, as to all Mortgage Loans the servicing rights to which are owned by the Borrower.  The Servicing Report must be in similar summary form as previously presented to Lender (or as Lender otherwise may agree), and must, at a minimum, indicate which Mortgage

Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by the Borrower, and include, by Mortgage Loan type (x) weighted average coupon, (y) weighted average maturity, and (z) weighted average servicing fee.

7.3(b)                          As soon as available and in any event within sixty (60) days after the end of each calendar quarter, a loan production report as of the end of that quarter, presenting (i) the total dollar volume and the number of Mortgage Loans originated and closed or purchased during that quarter and for the fiscal year-to-date, specified by property type, loan type and (ii) as to any Mortgage Loans sold in such quarter, the Investor to whom each Mortgage Loan was sold.

7.3(c)                           As soon as available, but in any event at least sixty (60) days before the end of each Fiscal Year, preliminary forecasts prepared by management of the Borrower, in form satisfactory to the Lender, of the balance sheets and statements of income or operations and cash flows of the Borrower on a calendar quarterly basis for the immediately following Fiscal Year (including the fiscal year in which the Maturity Date occurs).

7.3(d)                          Other reports in respect of Pledged Loans or Pledged Securities, including, without limitation, copies of purchase confirmations issued by Investors purchasing Pledged Loans from the Borrower, in such detail and at such times as Lender in its discretion may reasonably request.

7.3(e)                           With reasonable promptness, all further information regarding the business, operations, assets or financial condition of the Borrower as Lender may reasonably request, including copies of any audits completed by Fannie Mae, FHA or Ginnie Mae.

7.3(f)                            As soon as available and in any event within 30 days after the end of each Calendar Quarter, a report as of the end of such Calendar Quarter detailing all requests that the Borrower repurchase Mortgage Loans and the status of each such request and any indemnification or similar agreement to which the Borrower is a party in connection with any such request.

7.4                                         Maintenance of Existence; Conduct of Business

Preserve and maintain its existence as a limited liability company in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, including its eligibility as lender, seller/servicer or issuer as described under Section 9.4; conduct its business in an orderly and efficient manner; maintain a net worth of acceptable assets as required for maintaining the Borrower’s eligibility as lender, seller/servicer or issuer as described under Section 9.4; and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement.

7.5                                         Compliance with Applicable Laws

Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which could result in a material adverse change in

Borrower’s business, operations, assets, or financial condition as a whole or on the enforceability of this Agreement, the Warehousing Note, any other Loan Document or any Collateral, except where contested in good faith and by appropriate proceedings.

7.6                                         Inspection of Properties and Books; Operational Reviews

Permit Lender, and any Assignee or Participant (and their authorized representatives) to discuss the business, operations, assets and financial condition of the Borrower with the Borrower’s senior officers, and other management officials, agents and employees, and to examine and make copies or extracts of the Borrower’s books of account, all at such reasonable times as Lender or any Participant may request.  Provide their accountants with a copy of this Agreement promptly after its execution and authorize and instruct them to answer candidly all questions that the officers of Lender or any Participant or any authorized representatives of Lender or any Participant may address to them in reference to the financial condition or affairs of the Borrower.  The Borrower may have representatives in attendance at any meetings held between the officers or other representatives of Lender or any Participant and Borrower’s accountants under this authorization.  Permit any Lender or any Participant (and their authorized representatives) access upon reasonable Notice and during normal business hours to Borrower’s premises and records for the purpose of conducting a review of the Borrower’s general mortgage business methods, policies and procedures, auditing its loan files and reviewing the financial and operational aspects of Borrower’s business.

7.7                                         Notice

Give prompt Notice to Lender of (a) any action, suit or proceeding instituted by or against the Borrower in any federal or state court or before any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign), which action, suit or proceeding has at issue in excess of $100,000, or any such proceedings threatened against the Borrower in a writing containing the details of that action, suit or proceeding; (b) the filing, recording or assessment of any Lien for any federal, state or local taxes, assessments or other governmental charges against the Borrower, any of its assets, other than a Lien for taxes, assessments or other governmental charges on real property securing or that previously secured an individual Mortgage Loan that is not a Pledged Loan; (c) the occurrence of a Default or an Event of Default; (d) the suspension, revocation or termination of the Borrower’s eligibility, in any respect, as lender, seller/servicer or issuer as described under Section 9.4 or the suspension, revocation or termination of any other license or approval required for the Borrower to engage in the business of originating, acquiring and, if applicable, servicing Mortgage Loans; (e) the imposition of any other adverse regulatory or administrative action or sanction on or against the Borrower by any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) that could result in a material adverse change in the Borrower’s business, operations, assets or financial condition as a whole or that could affect the validity or enforceability of any Pledged Loan or Pledged Security; (f) the transfer, loss, nonrenewal or termination of any Servicing Contracts to which the Borrower is a party, or which is held for the benefit of the Borrower, and the reason for that transfer, loss, nonrenewal or termination; (g) any Prohibited Transaction with respect to any Plan, specifying the nature of the Prohibited Transaction and what action the Borrower or such Guarantor’s proposes to take with respect to it; and (h) any other action, event or condition of any nature that could lead to or result in a material adverse change in the business, operations, assets or financial condition of the Borrower.

7.8                                         Payment of Taxes and Other Obligations

Pay, perform and discharge, or cause to be paid, performed and discharged, all taxes, assessments and governmental charges or levies imposed upon the Borrower or upon its income, receipts or properties before those taxes, assessments and governmental charges or levies become past due, and all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could become a Lien or charge upon any of their respective properties or assets.  The Borrower is not required to pay, however, any taxes, assessments and governmental charges or levies or claims for labor, materials or supplies for which the Borrower has obtained an adequate bond or insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued and for which proper reserves have been created.

7.9                                         Insurance

(a)                                 Maintain blanket bond coverage and errors and omissions insurance with such companies and in such amounts as satisfy prevailing requirements applicable to a lender, seller/servicer or issuer as described under Section 9.4, including all applicable Federal Agency insurance requirements, and liability, fire and other hazard insurance on its properties, in each case with responsible insurance companies acceptable to Lender, in such amounts and against such risks as is customarily carried by similar businesses operating in the same location.  Within 30 days after Notice from Lender, obtain such additional insurance as Lender may reasonably require, all at the sole expense of the Borrower.  Copies of such policies must be furnished to Lender without charge upon request of Lender.  Borrower agrees to use its best efforts to obtain and deliver to Lender a certificate issued by said insurers to the effect that they will use their best efforts to give Lender at least thirty (30) days prior written notification prior to cancellation of coverage under any such policy.

(b)                                 Maintain a fidelity bond of an incorporated surety company in an amount acceptable to the Lender and consistent with the Borrower’s past practice securing protection and indemnity to Borrower against loss of any money or other property entrusted to Borrower or Borrower’s officers, employees or agents or coming into their control, caused by any dishonest, fraudulent or criminal act, direct or indirect, of Borrower or of its officers, employees or agents.  Borrower shall furnish a certificate evidencing such fidelity bond to Lender, upon request, and shall notify Lender if such fidelity bond coverage is decreased or exhausted.

7.10                                  Closing Instructions

Indemnify and hold Lender harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any title insurance company, agent or attorney to comply with the Borrower’s disbursement or instruction letter relating to any Mortgage Loan.

The Lender has the right to pre-approve the Borrower’s choice of title insurance company, agent or attorney, unless already approved by a relevant Federal Agency, as applicable, and the Borrower’s disbursement or instruction letter to them in any case in which the Borrower intends to obtain a Warehousing Advance against the Mortgage Loan to be created at settlement or to pledge that Mortgage Loan as Collateral under this Agreement.

7.11                                  Subordination of Certain Indebtedness

Cause any indebtedness of the Borrower for borrowed money to any Affiliate or any member, shareholder, director or officer of any Affiliate of the Borrower, to be subordinated to the Obligations by the execution and delivery to Lender of a Subordination of Debt Agreement, on the form prescribed by the Lender, certified by the corporate secretary of the Borrower to be true and complete and in full force and effect.

7.12                                  Other Loan Obligations

Perform all material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which the Borrower is bound or to which any of its property is subject, and promptly notify the Lender in writing of a declared default under or the termination, cancellation, reduction or nonrenewal of any of its other lines of credit or agreements with any other lender.  Exhibit J is a true and complete list of all such revolving lines of credit or revolving credit agreements as of the date of this Agreement.

7.13                                  ERISA

Maintain and cause each ERISA Affiliate to maintain each Plan in compliance with all material applicable requirements of ERISA and of the Internal Revenue Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Internal Revenue Code, and not, and not permit any ERISA Affiliate to, (a) engage in any transaction in connection with which the Borrower or any ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code, in either case in an amount exceeding $25,000 or (b) fail to make full payment when due of all amounts that, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions to that Plan, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $25,000.

7.14                                  Use of Proceeds of Warehousing Advances

Use the proceeds of each Warehousing Advance solely for the purpose of funding Eligible Loans and against the pledge of those Eligible Loans as Collateral.

7.15                                  Investor Instructions.

Upon any Event of Default prior to purchase of a Mortgage Loan by the Investor, and upon direction by the Lender, the Borrower shall immediately direct the Investor to provide any documents in its possession related to such Mortgage Loan to the Lender.

7.16                                  Sale of Mortgage Loan to Investor.

Provide status reports of its efforts to sell each Mortgage Loan to the applicable Investor on the earlier of: (a) within five (5) days after the Borrower becomes aware of any fact or circumstance that causes the Borrower to believe that the Investor may not purchase the Mortgage Loan within sixty (60) days after the date of the related Warehousing Advance, in which case such status report shall include Borrower’s plan for repaying the Lender the amount of the Mortgage Loan, or (b) fifty five (55) days after the date of the applicable Warehousing Advance.  In addition, if the Investor has not purchased, and the Borrower has not repaid, the Mortgage Loan within fifty-five (55) days after the date of the related Warehousing Advance, the Borrower shall immediately cause the Lender to be named as an additional insured under the property insurance policy covering the property which is collateral for the Mortgage Loan.

8.                                                NEGATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrower must not, either directly or indirectly, without the prior written consent of Lender:

8.1                                         [Intentionally Deleted]

8.2                                         Contingent Liabilities

Assume, guarantee, endorse or otherwise become contingently liable for the obligation of any Person except (a) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (b) for obligations arising in connection with the sale of Mortgage Loans with recourse in the ordinary course of a Borrower’s business.

8.3                                         Restrictions on Fundamental Changes

8.3(a)                          Reorganize, spin-off, consolidate with, merge with or into, or enter into any analogous reorganization or transaction with any Person.

8.3(b)                          Amend or otherwise modify the Borrower’s certificate of formation or operating agreement in any manner which is materially adverse to the Lender.

8.3(c)                           Liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

8.3(d)                          Make any material change in the nature or scope of the business in which the Borrower engages as of the date of this Agreement and cease actively to engage in the business of originating or acquiring Mortgage Loans, or if applicable, servicing Mortgage Loans.

8.3(e)                           Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of the Borrower’s business or assets, whether now owned or acquired after the Closing Date, other than, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement, sales by the Borrower of (1) Mortgage Loans, (2) Mortgage-backed Securities and (3) Servicing Contracts.

8.3(f)                            Acquire by purchase or in any other transaction all or substantially all of the business or property, or stock or other ownership interests of any Person.

8.3(g)                           Permit any Subsidiary of the Borrower or a Guarantor to do or take any of the foregoing actions.

8.4                                         Subsidiaries

Form or acquire any Subsidiary of the Borrower.

8.5                                         Loss of Eligibility, Licenses or Approvals

Take any action, or fail or omit to take any action, that would (a) cause the Borrower to lose all or any part of its status as an eligible lender, seller/servicer or issuer as described under Sections 9.4, 9.5, 9.6 or 9.7, or all or any part of any other license or approval required for the Borrower to engage in the business of originating, acquiring and servicing Mortgage Loans or (b) result in the imposition of any other adverse regulatory or administrative action or sanction on or against the Borrower by any agency board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign) that could result in a material adverse change in the Borrower’s business, operations, assets or financial condition as a whole or that could affect the validity or enforceability of any Pledged Loan.

8.6                                         Accounting Changes

Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.  If any changes in GAAP would result in any material deviation in the method of calculating and results of testing compliance with any financial covenant hereunder, such financial covenant shall continue to be calculated and tested as if such change in GAAP had not occurred, unless otherwise specifically agreed in writing by Lender after full disclosure by Borrower.

8.7                                         Minimum Adjusted Tangible Net Worth

Permit the minimum Adjusted Tangible Net Worth of the Borrower, at the Closing Date and at the end of each Calendar Quarter thereafter to be less than Eighty-Five Million Dollars ($85,000,000).

8.8                                         Maximum Indebtedness to Adjusted Tangible Net Worth

Permit the ratio of Borrower’s Indebtedness (excluding Indebtedness under this Agreement) to Adjusted Tangible Net Worth of the Borrower at the Closing Date and at the end of each Calendar Quarter thereafter to be more than 3:1.

8.9                                         [Intentionally Deleted]

8.10                                  [Intentionally Deleted]

8.11                                  Minimum Cash and Cash Equivalents

Permit the sum of Borrower’s cash and Cash Equivalents at the end of any Calendar Quarter to be less than Seven Million Dollars ($7,000,000).

8.12                                  Servicing Delinquencies

Permit (i) the aggregate unpaid principal amount of Mortgage Loans comprising the Borrower’s Servicing Portfolio which are sixty (60) or more days past due or otherwise in default at any time to exceed two percent (2%) of the aggregate unpaid principal balance of all Mortgage Loans comprising the Borrower’s Servicing Portfolios at such time, or (ii) the aggregate unpaid principal amount of At Risk Mortgage Loans comprising the Borrower’s Servicing Portfolio which are sixty (60) or more days past due or otherwise in default to increase by more than two percent (2%) from the last day of a Fiscal Quarter to the last day of the following Fiscal Quarter.

8.13                                  Dividends and Distributions

So long as any Default or Event of Default is then outstanding or would be outstanding after taking into effect a dividend, redemption or setting aside of funds, cause or permit, directly or indirectly: declare, pay, authorize or make any form of dividend (except for stock dividends or stock splits) or return any capital, in cash or property, to its shareholders, their successors or assigns or repurchase, redeem or retire any of the capital stock of such Person.

8.14                                  Transactions with Affiliates

Directly or indirectly (a) make any loan, advance, extension of credit or capital contribution to any of the Borrower’s Affiliates, (b) sell, transfer, pledge or assign any of its assets to or on behalf of those Affiliates, (c) merge or consolidate with or purchase or acquire assets from those Affiliates, or (d) pay management fees to or on behalf of those Affiliates, other than (i) payments attributable to reasonable overhead and administrative charges allocated to the Borrower by the Affiliates, and (ii) reasonable subservicing fees payable to Affiliates for their servicing of the Servicing Portfolio.

8.15                                  Recourse Servicing Contracts

Except for Servicing Contracts involving Fannie Mae DUS Mortgage Loans, and conduit originations for which the Borrower notifies Lender pursuant hereto, acquire or enter into Servicing Contracts under which the Borrower must repurchase or indemnify the holder of the Mortgage Loans as a result of defaults on the Mortgage Loans at any time during the term of those Mortgage Loans.

9.                                                SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL

9.1                                         Special Representations and Warranties Concerning Warehousing Collateral

The Borrower represents and warrants to the Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that:

9.1(a)                          The Borrower has selected the Collateral in a manner so as to not affect adversely Lender’s interests.

9.1(b)                          The Borrower is the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted under this Agreement), of the Pledged Loans and the Pledged Securities.  All Pledged Loans, Pledged Securities and related Purchase Commitments have been duly authorized and validly issued to the Borrower, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Lender, subject to no other Liens.

9.1(c)                           The Borrower has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

9.1(d)                          Each Mortgage Loan and each related document included in the Pledged Loans (1) has been duly executed and delivered by the parties to that Mortgage Loan and that related document, (2) has been made in compliance with all applicable laws, rules and regulations (including all laws, rules and regulations relating to usury), (3) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms, without setoff, counterclaim or defense in favor of the mortgagor under the Mortgage Loan or any other obligor on the Mortgage Note, (4) has not been modified, amended or any requirements of which waived, except in a writing that is part of the Collateral Documents, and (5) complies and will continue to comply with the terms of this Agreement, the related Purchase Commitment, and the standard practices of the applicable Investor.

9.1(e)                           Each Pledged Loan is secured by a Mortgage on real property and improvements located in one of the states of the United States or the District of Columbia.

9.1(f)                            Each Pledged Loan has been closed or will be closed and funded with the Warehousing Advance made against it.

9.1(g)                           Each Pledged Loan against which a Warehousing Advance has been or will be made on the basis of a Purchase Commitment, meets all of the requirements of that Purchase Commitment, and each Pledged Security against which a Warehousing Advance is outstanding meets all of the requirements of the related Purchase Commitment.

9.1(h)                          Pledged Loans that are intended to be exchanged for Agency Securities comply or, prior to the issuance of the Agency Securities will comply, with the requirements of any governmental instrumentality, department or agency issuing or guaranteeing the Agency Securities.

9.1(i)                              Except for FHA Construction Mortgage Loans, each Mortgage Loan has been fully advanced in the face amount of its Mortgage Note.

9.1(j)                             Each Pledged Loan is a First Mortgage Loan, unless permitted to be a Subordinate Mortgage Loan under Exhibit D (in which case such Pledged Loan may only be a Second Mortgage Loan or a Third Mortgage Loan).

9.1(k)                          Each First Mortgage Loan is secured by a First Mortgage on the real property and improvements described in or covered by that Mortgage.

9.1(l)                              Each First Mortgage Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of Investors purchasing those Mortgage Loans.

9.1(m)                      The real property securing each Pledged Loan has been evaluated or appraised in accordance with Title XI of FIRREA, USPAP, and the requirements of the applicable Investor.

9.1(n)                          Each Subordinate Mortgage Loan (to the extent Subordinate Mortgage Loans are permitted by Exhibit D) is a Second Mortgage Loan or a Third Mortgage Loan on the premises described in that Mortgage.  With respect to each Second Mortgage Loan and Third Mortgage Loan, the Borrower shall be the servicer, and the lender with respect to such Second Mortgage Loan and Third Mortgage Loan shall also be the lender with respect to the senior Mortgage Loan on such Property.

9.1(o)                          To the extent required by the related Purchase Commitment or by Investors generally for similar Mortgage Loans, each Subordinate Mortgage Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the appropriate priority of the Lien of the Mortgage and meeting the usual requirements of Investors purchasing those Mortgage Loans.

9.1(p)                          The Mortgage Note for each Pledged Loan is (1) payable or endorsed to the order of the Borrower, (2) an “instrument” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions and (3) is denominated and payable in United States dollars.

9.1(q)                          No default exists under any Mortgage Loan when such Mortgage Loan first is included as a Pledged Loan, and no default has existed for 60 days or more under any such Mortgage Loan at any time thereafter.

9.1(r)                             No party to a Mortgage Loan or any related document is in violation of any applicable law, rule or regulation that would impair the collectability of the Mortgage Loan or the performance by the mortgagor or any other obligor of his or her obligations under the Mortgage Note or any related document.

9.1(s)                            All fire and casualty policies covering the real property and improvements encumbered by each Mortgage included in the Pledged Loans (1) name and will continue to name Borrower and its successors and assigns as the insured under a standard mortgagee clause, (2) are and will continue to be in full force and effect and (3) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance generally available.

9.1(t)                             Pledged Loans secured by real property and improvements located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency are and will continue to be covered by special flood insurance under the National Flood Insurance Program.

9.1(u)                          The real property and improvements securing each Pledged Loan are free of damage or waste and are in good repair, and no improvement located on or being a part of such real property violates any applicable zoning law or regulation (unless constituting a legal non-conforming use or improvement).

9.1(v)                          No notice of any partial or total condemnation has been given with respect to the real property and improvements securing any Pledged Loan.

9.1(w)                        None of the Pledged Loans is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature, and each Pledged Loan provides for periodic payments of all accrued interest on the Mortgage Loan on at least a monthly basis.

9.1(x)                          Neither the Borrower nor any of the Borrower’s Affiliates has any ownership interest, right to acquire any ownership interest or equivalent economic interest in any property securing a Pledged Loan or the mortgagor under the Pledged Loan or any other obligor on the Mortgage Note for such Pledged Loan.

9.1(y)                          The original assignments of Mortgage delivered to Lender for each Pledged Loan are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

9.1(z)                           None of the mortgagors, guarantors or other obligors of any Pledged Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.2                                         Special Affirmative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, the Borrower must, unless the Lender consents in writing:

9.2(a)                          Warrant and defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons.

9.2(b)                          Service or cause to be serviced all Pledged Loans in accordance with the standard requirements of the issuers of Purchase Commitments covering them and all applicable Federal Agency requirements, including taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans; service or cause to be serviced all Mortgage Loans backing Pledged Securities in accordance with applicable governmental requirements and requirements of issuers of Purchase Commitments covering them; hold all escrow funds collected in respect of Pledged Loans and Mortgage Loans backing Pledged Securities in trust, without commingling the same with non-custodial funds, and apply them for the purposes for which those funds were collected.

9.2(c)                           Execute and deliver to Lender, with respect to the Collateral, those further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as reasonably required by Lender, and do and perform all matters and things necessary or reasonably desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Lender under this Agreement.

9.2(d)                          Notify Lender within three (3) Business Days of any default under, or of the termination of, any Purchase Commitment relating to any Pledged Loan, Eligible Mortgage Pool or Pledged Security.

9.2(e)                           Promptly comply in all respects with the terms and conditions of all Purchase Commitments, and all extensions, renewals and modifications or substitutions of or to all Purchase Commitments; deliver or cause to be delivered to the Investor the Pledged Loans and Pledged Securities to be sold under each Purchase Commitment not later than the mandatory delivery date of the Pledged Loans or Pledged Securities under the Purchase Commitment.

9.2(f)                            Compare the names of every mortgagor, guarantor and other obligor of every Mortgage Loan, together with appropriate identifying information concerning those Persons obtained by Borrower, against every Restriction List, and make certain that none of the mortgagors, guarantors or other obligors of any Mortgage Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.2(g)                           Other than with respect to Fannie Mae DUS Mortgage Loans, prior to the origination by the Borrower of any Mortgage Loans for sale to a Federal Agency, the Borrower shall have entered into an agreement among Lender, the Investor under the applicable Purchase Commitment, and the Borrower, pursuant to which such Investor agrees to send all cash proceeds of Mortgage Loans sold by the Borrower to such Investor to the applicable Cash Collateral Account.

9.3                                         Special Negative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, the Borrower must not, either directly or indirectly, without the prior written consent of Lender:

9.3(a)                          Amend, modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Loans or Pledged Securities.

9.3(b)                          Sell, transfer or assign, or grant any option with respect to, or pledge (except under this Agreement and, with respect to each Pledged Loan or Pledged Security, the related Purchase Commitment) any of the Collateral or any interest in any of the Collateral.

9.3(c)                           Make any compromise, adjustment or settlement in respect of any of the Collateral or accept any consideration other than cash in payment or liquidation of the Collateral.

9.4                                         Special Representations and Warranties Concerning Eligibility as Fannie Mae Approved Seller/Servicer of Mortgage Loans

The Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that the Borrower is approved, qualified and in good standing as a Fannie Mae-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae under the Fannie Mae DUS Program.

9.5                                         Special Representation and Warranty Concerning Fannie Mae DUS Program Reserve Requirements

The Borrower represents and warrants to Lender that the Borrower will have met the Fannie Mae DUS Program requirements for lender reserves for each Fannie Mae DUS Mortgage Loan to be funded by a Warehousing Advance, at such time as required by Fannie Mae under the Fannie Mae DUS Program.

9.6                                         Special Representations and Warranties Concerning FHA Mortgage Loans

The Borrower represents and warrants to Lender, as of the date of each Advance Request and the making of each Warehousing Advance, that:

9.6(a)                          Each FHA-insured Mortgage Loan included in the Pledged Loans meets all applicable governmental requirements for such insurance.  The Borrower has complied and will continue to comply with all laws, rules and regulations with respect to the FHA insurance of each Pledged Loan designated by the Borrower as an FHA-insured Mortgage Loan, and such insurance is and will continue to be in full force and effect.

9.6(b)                          For FHA-insured Pledged Loans that will be used to back Ginnie Mae Mortgage-backed Securities, the Borrower has received from Ginnie Mae the Confirmation Notice for Request of Additional Commitment Authority and Confirmation Notice for Request of Pool Numbers, and there remains available under those agreements a commitment on the part of Ginnie Mae sufficient to permit the issuance of Ginnie Mae Mortgage-backed Securities in an amount at least equal to the amount of the Pledged Loans designated by the Borrower as the Mortgage Loans to be used to back those Ginnie Mae Mortgage-backed Securities; each of those Confirmation Notices is in full force and effect; each of those Pledged Loans has been assigned by the Borrower to one of those Pool Numbers and a portion of the available Ginnie Mae Commitment has been allocated to this Agreement by the Borrower, in an amount at least equal to those Pledged Loans; and each of those assignments and allocations has been reflected in the books and records of the Borrower.

9.7                                         Special Representations and Warranties Concerning Eligibility as Freddie Mac Program Plus Seller/Servicer of Mortgage Loans

9.7(a)                          The Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that the Borrower is approved, qualified and in good standing as a Freddie Mac Program Plus seller/servicer of Mortgage Loans

10.                                         DEFAULTS; REMEDIES

10.1                                  Events of Default

The occurrence of any of the following is an event of default (“Event of Default”):

10.1(a)                   The Borrower fails to pay the principal of any Warehousing Advance when due, whether at stated maturity, by acceleration, or otherwise; or fails to pay interest on any Warehousing Advance when due hereunder; or fails to pay, within any applicable grace period, any other amount due under this Agreement or any other Obligation of the Borrower to Lender.

10.1(b)                   The Borrower fails to perform or comply with any term or condition applicable to it contained in any Section of Article 7 or Article 8.

10.1(c)                    The suspension, revocation or termination of the Borrower’s eligibility, in any respect, as lender, seller/servicer or issuer as described under Sections 9.4, 9.5, 9.6 or 9.7, or of any other license or approval required for Borrower to engage in the business of originating, acquiring and, if applicable, servicing Mortgage Loans; or the imposition of any other adverse regulatory or administrative action or sanction on or against the Borrower by any agency, board, bureau, commission, instrumentality or other administrative or regulatory body (in each case, whether federal, state or local, domestic or foreign), that in each such case could result in a material adverse change in the Borrower’s business, operations, assets or financial condition as a whole or that could affect the validity or enforceability of any Pledged Loan.

10.1(d)                   Any representation or warranty made or deemed made by the Borrower under this Agreement, in any other Loan Document or in any written statement or certificate at any time given by the Borrower is inaccurate or incomplete in any material respect on the date as of which it is made or deemed made.

10.1(e)                    The Borrower defaults in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than those referred to in Sections 10.1(a), 10.1(b), 10.1(c) or 10.1(d) and such default has not been remedied or waived in writing within 30 days after the earliest of (1) receipt by the Borrower of Notice from Lender of that default, (2) receipt by Lender of Notice from the Borrower of that default or (3) the date the Borrower should have notified Lender of that default under the applicable clause of Section 7.7.

10.1(f)                     The Borrower defaults under any other Indebtedness in excess of $100,000 (individually or in the aggregate) and such default continues beyond any applicable grace period provided in the relevant agreement with respect thereto.

10.1(g)                    An “event of default” (however defined) occurs under any agreement between the Borrower and Lender or its affiliates other than this Agreement and the other Loan Documents.

10.1(h)                   A case (whether voluntary or involuntary) is filed by or against the Borrower under any applicable bankruptcy, insolvency or other similar federal or state law; or a court of competent jurisdiction appoints a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower, or over all or a substantial part of its properties or assets, and, if filed against the Borrower, such action is not dismissed within sixty (60) days; or the Borrower (1) consents to the appointment of or possession by a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or over all or a substantial part of its properties or assets, (2) makes an assignment for the benefit of creditors, or (3) fails, or admits in writing its inability, to pay its debts as those debts become due.

10.1(i)                       The Borrower fails to perform any contractual obligation to repurchase Mortgage Loans.

10.1(j)                      Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $100,000 is entered or filed against the Borrower or any of its properties or assets and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days or 5 days before the date of any proposed sale under that money judgment, writ or warrant of attachment or similar process.

10.1(k)                   Any order, judgment or decree decreeing the dissolution of the Borrower is entered and remains undischarged or unstayed for a period of 20 days.

10.1(l)                       The Borrower purports to disavow any of its Obligations or contests the validity or enforceability of any Loan Document.

10.1(m)               The Lender’s security interest on any portion of the Collateral becomes unenforceable or otherwise impaired.

10.1(n)                   A material adverse change occurs in the Borrower’s financial condition, business, properties or assets, operations or prospects, or in Borrower’s ability to repay the Obligations.

10.1(o)                   Any Lien for any tax, assessment or other governmental charge (i) is filed or is otherwise enforced against the Borrower or any of its property, including any of the Collateral, other than a Lien for taxes, assessments or other governmental charges on real property securing or that previously secured an individual Mortgage Loan that is not a Pledged Loan, or (ii) obtains priority that is equal to or greater than the priority of Lender’s security interest in any of the Collateral.

10.2                                  Remedies

10.2(a)                   If an Event of Default described in Section 10.1(h) occurs with respect to the Borrower, the Warehousing Commitment will automatically terminate and the unpaid principal amount of and accrued interest on the Warehousing Note and all other Obligations will automatically become due and payable, without presentment, demand or other Notice or requirements of any kind, all of which the Borrower expressly waives.

10.2(b)                   If an Event of Default described in Section 10.1(a) occurs with respect to the Borrower, the Lender may terminate the Warehousing Commitment and declare the Obligations to be immediately due and payable.

10.2(c)                    If any other Event of Default occurs, the Lender may, by Notice to the Borrower, terminate the Warehousing Commitment and declare the Obligations to be immediately due and payable.

10.2(d)                   If any Event of Default occurs, the Lender may, also take any of the following actions:

(i)                                     Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law or provided for in the Loan Documents.

(ii)                                  Notify all obligors under any of the Collateral that the Collateral has been assigned to the Lender (or to another Person designated by the Lender) and that all payments on that Collateral are to be made directly to the Lender (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor or Investor owes on any of the Collateral on terms acceptable to the Lender; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

(iii)                               Prepare and submit for filing Uniform Commercial Code amendment statements evidencing the assignment to Lender or its designee of any Uniform Commercial Code financing statement filed in connection with any item of Collateral.

(iv)                              Act, or contract with a third party to act at the Borrower’s expense, as servicer or subservicer of Collateral requiring servicing and perform all obligations required under any Collateral, including Servicing Contracts and Purchase Commitments.

(v)                                 Require the Borrower to assemble and make available to the Lender the Collateral and all related books and records at a place designated by the Lender.

(vi)                              Enter onto property where any Collateral or related books and records are located and take possession of those items with or without judicial process; and obtain access to the Borrower’s respective data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained in the foregoing in any manner the Lender deems necessary for the purpose of effectuating its rights under this Agreement and any other Loan Document.

(vii)                           Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent the Lender deems appropriate.

(viii)                        Exercise all rights and remedies of a secured creditor under the Commercial Code of Pennsylvania or other applicable law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not the Collateral is present at the place of sale, for cash or credit or future delivery, on terms and conditions and in the manner as the Lender may determine, including sale under any applicable Purchase Commitment.  The Borrower waives any right it may have to prior notice of the sale of all or any portion of the Collateral to the extent allowed by applicable law.  If notice is required under applicable law, the Lender will give the Borrower not less than 10 days’ notice of any public sale or of the date after which any private sale may be held.  The Borrower agrees that 10 days’ notice is reasonable notice.  The Lender may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment.  In the case of a sale of all or any portion of the Collateral on credit or for future delivery, the Collateral sold on those terms may be retained by the Lender until the purchaser pays the selling price or takes possession of the Collateral.  The Lender has no liability to the Borrower if a purchaser fails to pay for or take possession of Collateral sold on those terms, and in the case of any such failure, the Lender may sell the Collateral again upon notice complying with this Section.

(ix)                              The Lender may proceed by suit at law or in equity to collect all amounts due on the Collateral, or to foreclose the Lender’s Lien on and sell all or any portion of the Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

(x)                                 Proceed against the Borrower on the Warehousing Note.

10.2(e)                    The Lender will not incur any liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition.  The Borrower waives (to the extent permitted by law) any claims it may have against the Lender or any Lender arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, or was less than the aggregate amount of the outstanding Warehousing Advances, accrued and unpaid interest on those Warehousing Advances, and unpaid fees, even if the Lender accepts the first offer received and does not offer the Collateral to more than one offeree.  The Borrower agrees that any sale of Collateral under the terms of a Purchase Commitment, or any other disposition of Collateral arranged by Borrower, whether before or after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

10.2(f)                     The Borrower acknowledges that Mortgage Loans are collateral of a type that is the subject of widely distributed standard price quotations and that Mortgage-backed Securities are collateral of a type that is customarily sold on a recognized market.  The Borrower waives any right it may have to prior notice of the sale of Pledged Securities, and agrees that the Lender or any Lender may purchase Pledged Loans and Pledged Securities at a private sale of such Collateral.

10.2(g)                    The Borrower specifically waives and releases (to the extent permitted by law) any equity or right of redemption, stay or appraisal that the Borrower has or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require the Lender or any Lender to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order or (3) pursue any other remedy within its power.  The Lender is not required to take any action to preserve any rights of the Borrower against holders of mortgages having priority to the Lien of any Mortgage or Security Agreement included in the Collateral or to preserve the Borrower’s rights against other prior parties.

10.2(h)                   The Lender may, but is not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage or Security Agreement included in the Collateral, including payment of delinquent taxes or assessments and insurance premiums.  All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by the Lender until repaid by the Borrower, are deemed to be principal outstanding under this Agreement and the Warehousing Note.

10.2(i)                       No failure or delay on the part of the Lender or any Lender to exercise any right, power or remedy provided in this Agreement or under any other Loan Document, at law or in equity, will operate as a waiver of that right, power or remedy.  No single or partial exercise by the Lender or any Lender of any right, power or remedy provided under this Agreement or any other Loan Document, at law or in equity, precludes any other or further exercise of that right, power or remedy by the Lender, or the Lender’s exercise of any other right, power or remedy.  Without limiting the foregoing, the Borrower waives all defenses based on the statute of limitations to the extent permitted by law.  The remedies provided in this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies provided at law or in equity.

10.2(j)                      The Borrower grants the Lender a license or other right to use, without charge, Borrower’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any of the Collateral and the Borrower’s rights under all licenses and all other agreements related to the foregoing inure to the Lender’s benefit until the Obligations are paid in full.

10.3                                  Insufficiency of Proceeds

Nothing herein shall require the Lender to look to all or any portion of the Collateral prior to, or in lieu of, pursuing any other right or remedy, any or all of which may be pursued in any order and at any time, including at the same time.

10.4                                  Lender Appointed Attorney-in-Fact

The Borrower appoints the Lender its attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement, the Warehousing Note and the other Loan Documents and taking any action and executing any instruments that the Lender deems necessary or advisable to accomplish that purpose.  The Borrower’s appointment of the Lender as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Lender may give notice of its security interest in and Lien on the Collateral to any Person, either in the Borrower’s name or in its own name, endorse all Pledged Loans or Pledged Securities payable to the order of the Borrower, change or cause to be changed the book-entry registration or name of subscriber or Investor on any Pledged Security, prepare and submit for filing Uniform Commercial Code amendment statements with respect to any Uniform Commercial Code financing statements filed in connection with any item of Collateral or receive, endorse and collect all checks made payable to the order of the Borrower representing payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Loans or Pledged Securities and give full discharge for those transactions.  The foregoing appointment shall be effective immediately with respect to ministerial matters, and upon the occurrence of an Event of Default with respect to all other matters.

10.5                                  Right of Set-Off

The Borrower hereby grants to the Lender a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody safekeeping or control of the Lender or any entity under the control of the Lender, and their respective successors and assigns or in transit to any of them, other than third-party custodial accounts maintained by Borrower at Lender.  Upon occurrence of an  Event of

Default with respect to the payment of any Obligation or in the performance of any of its duties under the Loan Documents, the Lender may, without Notice to or demand on the Borrower (which Notice or demand the Borrower expressly waives), set-off, appropriate or apply any property of the Borrower held at any time by the Lender, or any indebtedness at any time owed by the Lender to or for the account of a Borrower, against the Obligations, whether or not those Obligations have matured.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH NON-CUSTODIAL DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.                                         MISCELLANEOUS

11.1                                  Notices

Except where telephonic or facsimile notice is expressly authorized by this Agreement, all communications required or permitted to be given or made under this Agreement (“Notices”) must be in writing and must be sent by manual delivery, overnight courier or United States mail (postage prepaid), addressed as follows (or at such other address as may be designated by Borrower or Lender in a Notice to the other):

If to Borrower:	Walker & Dunlop, LLC
7501 Wisconsin Avenue, Suite 1200
Bethesda, Maryland 20814
	Attention:	Deborah A. Wilson
	Telephone:	(301) 215-5575
	Facsimile:	(301) 634-2150

In each case with a copy to:	Morgan Lewis & Bockius LLP
225 Franklin Street
Boston, Massachusetts
	Attention:	Sula R. Fiszman
	Telephone:	617-341-7730
	Facsimile:	617-341-7701

If to the Lender:	PNC Real Estate Finance
One PNC Plaza, 19th Floor
P1-POPP-19-2
Pittsburgh, Pennsylvania 15222
Attention: James A. Colella, Executive Vice President, Market Manager
Telephone: (412) 762-2260
Facsimile: (412) 762-6500

and

PNC Real Estate Finance

One PNC Plaza, 19th Floor
P1 — POPP — 19-2
Pittsburgh, Pennsylvania 15222
Attention: Terri Wyda, Vice President
Telephone: (412) 768-8782
Facsimile: (412) 762-6500

In each case with a copy to:	Ballard Spahr LLP
300 East Lombard Street, 18th Floor
Baltimore, Maryland 21202
Attention: Thomas A. Hauser, Esquire
Telephone: (410) 528-5691
Facsimile: (410) 528-5650

All periods of Notice will be measured from the date of delivery if delivered manually or by facsimile, from the first Business Day after the date of sending if sent by overnight courier or from 4 days after the date of mailing if sent by United States mail, except that Notices to the Lender under Article 2 and Section 3.3(e) will be deemed to have been given only when actually received by the Lender.  The Borrower authorizes the Lender to accept the Borrower’s Warehousing Advance Requests, shipping requests, wire transfer instructions, security delivery instructions and other routine communications concerning the Warehousing Commitment and the Collateral transmitted to the Lender by electronic transmission (including facsimile or e-mail) and those documents, when transmitted to the Lender by electronic transmission have the same force and effect as the originals.

11.2                                  Reimbursement Of Expenses; Indemnity

11.2(a)                   Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly: (i) all the actual and reasonable out-of-pocket costs and expenses of the Lender for preparation of the Loan Documents and any consents, amendments, waivers, or other modifications thereto; (ii) the reasonable fees, expenses, and disbursements of counsel to the Lender in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by the Borrower; (iii) all other actual and reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the establishment of the facility, and the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby; and (iv) all reasonable out-of-pocket expenses (including reasonable attorneys fees and costs, which attorneys may be employees of the Lender and the fees and costs of appraisers, brokers, investment bankers or other experts retained by the Lender) incurred by the Lender in connection with (x) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any other Person, or the administration thereof, (y) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or pursuant to any insolvency or bankruptcy proceedings, and (z) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the

Lender’s relationship with the Borrower, except to the extent arising out of such Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  The covenants of this Section shall survive payment or satisfaction of payment of amounts owing with respect to the Warehousing Note.  The amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including the Default Rate) and be an Obligation secured by any Collateral.

11.2(b)                   The Borrower shall indemnify and hold harmless the Lender and its respective parents, affiliates, officers, directors, employees, attorneys, and agents (“Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby (“Damages”) including, without limitation (i) any actual or proposed use by the Borrower of the proceeds of the Loan, (ii) the Borrower entering into or performing this Agreement or any of the other Loan Documents, or (iii) with respect to the Borrower and its properties and assets, the violation of any applicable law, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that no Indemnified Party shall be entitled to indemnification if a court of competent jurisdiction finally determines (all appeals having been exhausted or waived) that such Indemnified Party acted with willful misconduct or gross negligence.  In litigation, or the preparation therefor, the Lender shall be entitled to select their respective own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this Section 11.2(b) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this Section 11.2(b) shall survive the repayment of the Loan and the termination of the obligations of the Lender hereunder.

11.3                                  Financial Information

All financial statements and reports furnished to the Lender under this Agreement must be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the most recent Audited Financial Statement of the Borrower provided to Lender.

11.4                                  Terms Binding Upon Successors; Survival of Representations

The terms and provisions of this Agreement are binding upon and inure to the benefit of the Borrower, the Lender, and their respective successors and permitted assigns.  All of the Borrower’s representations, warranties, covenants and agreements survive the making of any Warehousing Advance, and, except where a longer period is set forth in this Agreement, remain effective for as long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed.

11.5                                  Pledge to Federal Reserve Banks

The Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents (including, without limitation, any portion of its Warehousing Note) to any of the Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

11.6                                  Governing Law

This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (excluding the laws applicable to conflicts or choice of law).

11.7                                  Amendments

This Agreement may not be amended, modified, or supplemented except by a written agreement signed by the Borrower and the Lender.

11.8                                  Relationship of the Parties

This Agreement provides for the making of Warehousing Advances by the Lender, the requirement of Warehousing Advances by the Borrower, the payment of interest on those Warehousing Advances, and the payment of certain fees by the Borrower to the Lender.  The relationship between the Lender and Borrower is limited to that of creditor and secured party on the part of the Lender and of debtor on the part of Borrower.  The provisions of this Agreement and the other Loan Documents for compliance with financial covenants and the delivery of financial statements and other operating reports are intended solely for the benefit of the Lender to protect their interests as creditors and secured party.  Nothing in this Agreement creates or may be construed as permitting or obligating the Lender to act as a financial or business advisor or consultant to the Borrower, as permitting or obligating the Lender to control the Borrower or to conduct the Borrower’s operations, as creating any fiduciary obligation on the part of the Lender or to the Borrower, or as creating any joint venture, partnership, agency or other similar relationship between the Lender and the Borrower.  The Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choice in connection with the negotiation and execution of the Loan Documents and to obtain the advice of that counsel with respect to all matters contained in the Loan Documents, including the waivers of jury trial and of punitive, consequential, special or indirect damages contained in Sections 11.15 and 11.16, respectively.  The Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Lender for credit and to execute and deliver this Agreement.

11.9                                  Severability

If any provision of this Agreement or any other Loan Document is declared to be illegal or unenforceable in any respect, that provision is null and void and of no force and effect to the extent of the illegality or unenforceability, and does not affect the validity or enforceability of any other provision of the Agreement or such other Loan Document.

11.10                           Consent to Credit References

The Borrower consents to the disclosure of information regarding the Borrower and its relationship with the Lender to Persons making credit inquiries to the Lender.  This consent is revocable by the Borrower at any time upon Notice to the Lender as provided in Section 11.1.

11.11                           Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute but one and the same instrument.

11.12                           Headings/Captions

The captions or headings in this Agreement and the other Loan Documents are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement or any other Loan Document.

11.13                           Entire Agreement

This Agreement, the Warehousing Note and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by thereby.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, the Warehousing Note and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement, the Warehousing Note or the other Loan Documents.

11.14                           Consent to Jurisdiction

THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SET FORTH HEREIN.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

11.15                           Waiver of Jury Trial

THE BORROWER AND THE LENDER (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS,

STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

11.16                           Waiver of Punitive, Consequential, Special or Indirect Damages

THE BORROWER WAIVES ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES FROM LENDER OR ANY OF LENDER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, OR AGENTS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY THE BORROWER AGAINST THE LENDER OR ANY OF THE LENDER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, OR AGENTS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IS KNOWINGLY AND VOLUNTARILY GIVEN BY THE BORROWER, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES WOULD OTHERWISE APPLY.  THE LENDER IS AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES.

11.17                           U.S. Patriot Act

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Act.

11.18                           Assignments and Participations

11.18(a)              The Lender may assign all or any part of, or any interest in, the Lender’s rights and benefits hereunder and under the other Loan Documents, as well as all obligations related to such assigned rights and interest, provided that each such assignment:

(i)                                     shall, if not an assignment of the entire commitment of the Lender, be in a minimum amount of $5,000,000,

(ii)                                  must be evidenced by an Assignment Agreement in the form of Exhibit M attached hereto and made a part hereof,

(iii)                               shall be effective upon compliance with subparagraphs (1), (2) and (3) above.

11.18(b)            The Lender may at any time enter into participation agreements with one or more participating lenders whereby the Lender may allocate certain percentages of the Warehousing Credit Limit to such participant(s), provided that no participant shall have, except as provided below, any voting or consent rights on any issue with respect to this Agreement or the other Loan Documents.  No participant shall be entitled to require the Lender to take or refrain from taking any action under this Agreement or any other Loan Document.  Notwithstanding the foregoing, any such participant shall be considered to be a “Lender” for purposes of Sections 3.11, 10.5, and 11.2 with respect to its participation; provided, however, that no participant shall be entitled to receive any greater amount than the Lender would have been entitled to receive in respect of the participation effected by such Lender had no participation occurred.  The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Lender only and that its obligations under this Agreement are, to the extent expressly provided for in this Section 11.18, undertaken for the benefit of, and as an inducement to, any such participating lenders as well as the Lender.  Any grant of a participation by the Lender shall not discharge, reduce or otherwise affect the Lender’s obligation under this Agreement to fund Warehousing Advances, which obligation shall remain primary and absolute.  Such grants of participations shall not affect or diminish the rights of the granting Lender to reimbursement or other payments which may become due to the Lender under this Agreement and such reimbursements and other payments will be calculated as if said Lender had not granted any such participation.  Except as provided for herein, no participant shall have, by virtue of any participation, any rights or benefits under this Agreement or claims of any kind against the Borrower.

11.18(c)             The Borrower authorizes the Lender to disclose to any participant or assignee (each, a “Participant”) and any prospective Participant any and all information in the Lender’s possession concerning the Borrower which has been delivered to the Lender by the Borrower in connection with the Lender’s credit evaluation of the Borrower.  The Borrower shall assist the Lender in effectuating any assignment or participation pursuant to this Section 11.18 (including during syndication) in whatever manner the Lender reasonably deems necessary, including the participation in meetings with prospective Participants.

11.19                           Confidentiality

The terms and conditions of the Agreement shall be subject to the terms of that certain Confidentiality Agreement, dated as of June 30, 2010, by and between the Borrower and the Lender, a copy of which is attached hereto as Exhibit P.

12.                                         DEFINITIONS

12.1                                  Defined Terms

In addition to terms defined elsewhere in this Agreement, when used in this Agreement and, unless otherwise defined therein, in any other Loan Document (and including, unless otherwise defined therein, in any Schedules or Exhibits to this Agreement and to the other Loan

Documents), capitalized terms defined below or elsewhere in this Agreement have the following meanings:

“Adjusted Tangible Net Worth” shall mean Tangible Net Worth, minus Restricted Cash, plus commercial mortgage servicing rights (to the extent otherwise included in Intangible Assets).

“Advance Rate” means, with respect to any Eligible Loan, the Advance Rate set forth in Exhibit D for that type of Eligible Loan.

“Affiliate” means, when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 5% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 5% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors and joint venturers.  For these purposes, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agency Security” means a Mortgage-backed Security issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae.

“Agreement” means this Warehousing Credit and Security Agreement, either as originally executed or as it may be amended, restated, renewed or replaced, and including all Exhibits and Schedules hereto.

“Applicable Base Rate” means for any day, a fluctuating per annum rate of interest equal to the sum of (a) the higher of (i) the Prime Rate and (ii) the Federal Funds Open Rate plus fifty basis points (0.50%), and (b) one and one-half percent (1.5%).  The calculation and determination of the Applicable Base Rate shall be made daily by the Lender and such determination shall, absent manifest error, be final, conclusive and binding upon the Borrower and the Lender.  Changes in the Applicable Base Rate shall become effective on the same day as the Lender changes its Prime Rate or a change occurs in the Federal Funds Open Rate, depending upon which rate is applicable on that day to the determination of the Base Rate.

“Applicable Daily Floating LIBO Rate” means, for any day, a rate per annum equal to the Daily LIBO Rate for such day, plus two and one half percent (2.5%).

“Applicable Rate” means, for any day (a) except as otherwise required from time to time pursuant to Section 3.11(b) or 3.11(g), the Applicable Daily Floating LIBO Rate for such day, or (b) if, and only for as long as, required from time to time pursuant to Section 3.11(b) or 3.11(g), the Applicable Base Rate for each applicable day.

“Approved Custodian” means Fannie Mae, Freddie Mac, FHA and any pool custodian or other Person that the Lender deems acceptable, in its sole discretion, to hold Mortgage Loans for inclusion in a Mortgage Pool or to hold Mortgage Loans as agent for an Investor that has issued a Purchase Commitment for those Mortgage Loans.

“At Risk Mortgage Loans” means Mortgage Loans as to which the Borrower has any loss sharing arrangement or otherwise are with recourse to the Borrower.

“Authorized Representatives” has the meaning set forth in Section 3.12.

“Base Rate Loan” means the Loan (or any particular Warehousing Advance) at any time while it bears interest at the Applicable Base Rate.

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Business Day” means any (a) day other than Saturday or Sunday, or (b) day of the year on which offices of Lender are not required or authorized by law to be closed for business in Pittsburgh, Pennsylvania.  If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day.  Further, if there is no corresponding day for a payment in the given calendar month (e.g., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

“Calendar Quarter” means the 3 month period beginning on each January 1, April 1, July 1 or October 1.

“Cash Collateral Account” means the Lender access only deposit accounts maintained at Lender and designated for receipt of the proceeds of the sale or other disposition of Collateral (account no. 4212830522  for Borrower).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having (i) the rating of P-1 or higher from Moody’s Investors Service, Inc., (c) Lender’s certificates of deposit issued maturing no more than one (1) year after issue; (d) short term securities having the rating of AA or higher from Standard & Poor’s Ratings Group or Aa2 from Moody’s Investors Service, Inc. and (e) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.  Notwithstanding anything hereinto the contrary, nothing in the foregoing definition shall be construed to include “auction-rate” securities as Cash Equivalents herein.

“C&D System” means Fannie Mae’s Commitments and Deliveries system.

“Closing Date” means, subject to the Borrower’s satisfaction of the conditions set forth in Article 5, the date as of which this Agreement is executed as first above written.

“Collateral” has the meaning set forth in Section 4.1.

“Collateral Documents” means, with respect to each Mortgage Loan, (a) the documents set forth in the applicable Exhibit B attached hereto and (b) all other documents including, if applicable, any Security Agreement, executed in connection with or relating to the Mortgage Loan.

“Compliance Certificate” means a certificate executed on behalf of the Borrower by its chief financial officer or other management official having principal financial accounting responsibilities, substantially in the form of Exhibit I.

“Daily LIBO Rate” for any day shall mean, the rate per annum determined by the Lender by dividing (a) the Published Rate by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage.

“Damages” has the meaning set forth in Section 11.2(b).

“Default” means the occurrence of any event or existence of any condition that, but for the giving of Notice, the lapse of time or both would constitute an Event of Default.

“Default Rate” means, on any day, a rate per annum equal to the Applicable Rate on such day plus four percent (4%).

“Eligible Loan” means a Mortgage Loan that satisfies the conditions and requirements set forth in Exhibit D and meets the following criteria: (a) such Mortgage Loan has not been previously sold or pledged to obtain financing (whether or not such financing constitutes Indebtedness) under another warehousing financing arrangement or gestation agreement, (b) Lender believes that such Mortgage Loan is not based on untrue, incomplete, inaccurate or fraudulent information and is not otherwise subject to fraud, and (c) the Warehousing Advance on such Mortgage Loan will not exceed the Advance Rate applicable to that type of Eligible Loan at the time it is pledged.

“Eligible Mortgage Pool” means a Mortgage Pool for which (a) an Approved Custodian has issued its initial certification, (b) there exists a Purchase Commitment covering the Agency Security to be issued on the basis of that certification and (c) the Agency Security will be delivered to the Lender.

“Equity Interests” means all shares, interests, participations or other equivalents, however, designated, of or in a Person (other than a natural person), whether or not voting, including common stock, membership interests, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which a Borrower is a member and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Escrow Deposits” shall mean escrow deposits maintained by the Borrower at the Lender, which shall be interest bearing or non-interest bearing as designated by the Borrower.

“Event of Default” means any of the conditions or events set forth in Section 10.1.

“Excess Payment” has the meaning set forth in Section 3.11(f).

“Fair Market Value” means, at any time for an Eligible Loan or a related Pledged Security (if the Eligible Loan is to be used to back a Pledged Security) as of any date of determination, the market price for such Eligible Loan or Pledged Security, determined by Lender based on market data for similar Mortgage Loans or Pledged Securities and such other criteria as Lender deems appropriate in its sole discretion.

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Fannie Mae DUS Mortgage Loan” has the meaning specified in Exhibit D.

“Fannie Mae DUS Program” means Fannie Mae’s program for the purchase of Mortgage Loans originated under Fannie Mae’s Delegated Underwriting and Servicing Guide, as amended from time to time.

“Fannie Mae Loan Loss Reserves” means reserves established by the Borrower to absorb estimated future losses related to Fannie Mae DUS Mortgage Loans.

“Federal Agency” means FHA, Freddie Mac, Fannie Mae, Ginnie Mae or any other instrumentality or agency of the United States of America or corporation organized under the laws of the United States of America which insures, guaranties or purchases Mortgage Loans.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc.  (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Lender (an “Alternate Federal Funds Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Federal Funds Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Federal Funds Source, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error); provided, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the Federal Funds Open Rate on the immediately preceding Business Day.

“FHA” means the Federal Housing Administration and any successor agency or other entity.

“FHA Construction Mortgage Loan” means an FHA fully-insured Mortgage Loan for the construction or substantial rehabilitation of Multi-Family Properties.

“FHA Mortgage Loan” means an FHA Construction Mortgage Loan or an FHA Permanent Mortgage Loan.

“FHA Permanent Mortgage Loan” means an FHA fully-insured Mortgage Loan secured by a Mortgage on a Multi-Family Property.

“FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“First Mortgage” means a Mortgage that constitutes a first Lien on the real property and improvements described in or covered by that Mortgage.

“First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Freddie Mac” means Freddie Mac, or other Federal Agency to which the powers and duties of Freddie Mac have been transferred.

“Freddie Mac Program Plus” means Freddie Mac’s Program Plus Seller/Servicer program.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board, or in opinions, statements or pronouncements of any other entity approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Ginnie Mae” means the Government National Mortgage Association or other Federal Agency as to which the powers and duties of the Governmental National Mortgage Association have been transferred.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, collars, derivatives, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“Indebtedness” means, as to any Person: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property; (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including any obligations under Hedging Arrangements and otherwise with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries; but excluding, in all events obligations arising under operating leases and accounts payable arising in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 11.2(b).

“Intangible Assets” shall mean all assets which would be classified as intangible assets under GAAP consistently applied, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs, and research and development costs).

“Interest Expense” for any period shall mean, the sum of (a) the amount of interest accrued on, or with respect to, Indebtedness for such period, including, without limitation, imputed interest on capital leases and imputed or accreted interest in respect of deep discount or zero coupon obligations, plus (b) the net amount payable under all Hedging Arrangements in respect of such period (or minus the net amount receivable under all Hedging Arrangements in respect of such period) plus (c) commitment fees payable during such period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26 of the United States Code, and all rules, regulations and interpretations issued under those statutory provisions, as amended, and any subsequent or successor federal income tax law or laws, rules, regulations and interpretations.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“Investor” means (a) a Federal Agency, or (b) a financially responsible private institution that the Lender deems acceptable from time to time, in its sole discretion, to issue Purchase Commitments with respect to a particular category of Eligible Loans.

“Late Charge” has the meaning set forth in Section 3.10.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“LIBOR Loan” means the Loan (or any particular Warehousing Advance) at any time it is being maintained at a rate of interest based upon the Daily LIBO Rate (the Applicable Rate for which shall be the Applicable Daily Floating LIBO Rate).

“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

“Loan” shall have the meaning set forth in Section 1.5.

“Loan Documents” means this Agreement, the Warehousing Note, and each other document, instrument or agreement executed by the Borrower in connection with any of those documents, instruments and agreements, or establishing or evidencing an Obligation, including, without limitation, pursuant to a Hedging Arrangement with the Lender or an Affiliate as the counterparty, to the extent specifically hedging the Borrower’s interest bearing obligations under this Agreement, each as originally executed or as any of the same may be amended, restated, renewed or replaced.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Miscellaneous Fees and Charges” means, without duplication, the miscellaneous fees set forth on Exhibit L and/or in the custodial agreement and related documents and fee schedule previously, or to be, entered into by the Lender (or an affiliate) and the Borrower on or before the Closing Date, and all miscellaneous disbursements, charges and expenses incurred by or on behalf of Lender for the handling and administration of Warehousing Advances and Collateral, including custodial fees, costs for Uniform Commercial Code, tax lien and judgment searches conducted by Lender, filing fees, charges for wire transfers (outgoing and incoming) and check processing charges, charges for security delivery fees, charges for overnight delivery of Collateral to Investors, recording fees, service fees and overdraft charges.  Upon not less than 3 Business Days’ prior Notice to the Borrower, Lender may modify such Miscellaneous Fees and Charges (and Exhibit L, as may be appropriate) to conform to current Lender practices.

“Mortgage” means a mortgage or deed of trust on real property that, except in the case of an FHA Construction Mortgage Loan, is improved and substantially completed.

“Mortgage-backed Securities” means securities that are secured or otherwise backed by Mortgage Loans.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Security Agreement.

“Mortgage Loan Amount” means the outstanding principal amount of Mortgage Loan.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Security Agreements.

“Mortgage Pool” means a pool of one or more Pledged Loans on the basis of which a Mortgage-backed Security is to be issued.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate of a Borrower has any obligation with respect to its employees.

“Net Worth” shall mean, as of the date of any determination thereof, the net worth of the Borrower determined in accordance with GAAP.

“Notices” has the meaning set forth in Section 11.1.

“Obligations” means all indebtedness, obligations and liabilities of the Borrower to Lender (whether now existing or arising after the date of this Agreement, voluntary or involuntary, joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, or decreased or extinguished and later increased and however created or incurred), including, without limitation, Borrower’s obligations and liabilities to Lender (a) under the Loan Documents, (b) for disbursements made by the Lender for the Borrower’s account, (c) for overdrafts (which, if permitted, shall be at Lender’s sole discretion), (d) for automated clearinghouse exposure, (e) under Hedging Arrangements with Lender or an Affiliate as the counterparty, to the extent specifically hedging Borrower’s interest bearing obligations under this Agreement and of which Hedging Arrangement Lender had been provided Notice (and all details thereof) prior to its establishment, and (f) under any cash management or related agreements.

“Operating Accounts” means the demand deposit accounts maintained at Lender in the Borrower’s name and designated for funding that portion of each Eligible Loan not funded by a Warehousing Advance made against that Eligible Loan and for returning any excess payment from an Investor for a Pledged Loan or Pledged Security (as of the date hereof, account no. 4212867739 with respect to Borrower).

“Other Fannie Mae Mortgage Loan” has the meaning set forth in Exhibit D.

“Other Taxes” has the meaning set forth in Section 3.11(d).

“Overdraft Advance” has the meaning set forth in Section 3.7.

“Participant” shall have the meaning set forth in Section 11.18.

“Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of those governments.

“Plan” means each employee benefit plan (whether in existence on the date of this Agreement or established after that date), as that term is defined in Section 3 of ERISA, maintained for the benefit of directors, officers or employees of a Borrower or any ERISA Affiliate.

“Pledged Hedging Accounts” has the meaning set forth in Section 4.1(g).

“Pledged Hedging Arrangements” has the meaning set forth in Section 4.1(g).

“Pledged Loans” has the meaning set forth in Section 4.1(b).

“Pledged Securities” has the meaning set forth in Section 4.1(c).

“Prime Rate” means on any day, the rate of interest per annum then most recently established by the Lender as its “prime rate,” it being understood and agreed that such rate is set by the Lender as a general reference rate of interest, taking into account such factors as the Lender may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Lender may make various business or other loans at rates of interest having no relationship to such rate.  If Lender ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Prohibited Transaction” has the meanings set forth for such term in Section 4975 of the Internal Revenue Code and Section 406 of ERISA.

“Property” means a Multifamily Property securing a Mortgage Loan.

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one-month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one-month period as published in another publication determined by the Lender).

“Purchase Commitment” means an unconditional, fixed price, irrevocable written commitment, in form and substance satisfactory to the Lender, issued in favor of the Borrower by an Investor under which that Investor commits to purchase Mortgage Loans or Mortgage-backed Securities.

“Reference Rate” means, as applicable for determining the Applicable Rate for any day, the Daily LIBO Rate or the Applicable Base Rate for such day.

“Release Amount” has the meaning set forth in Section 4.3(f).

“Restricted Cash” shall mean segregated funds of the Borrower held for the benefit of third parties and noted as “restricted cash and cash equivalents” in the Borrower’s financial statements.

“Restriction List” and “Restriction Lists” means each and every list of Persons who are Specially Designated Nationals and Blocked Persons or otherwise are Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services.  For the purposes of this Agreement, Restriction Lists include the list of Specially Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor agency or other entity, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement.

“Second Mortgage” means a subordinate Mortgage that is in second lien position, subordinate to a first lien position Mortgage.

“Second Mortgage Loan” means a Mortgage Loan secured by a Second Mortgage.

“Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

“Servicing Report” has the meaning set forth in Section 7.3(a).

“Specially Designated Nationals or Blocked Persons” means Persons which are owned or controlled by, or acting on behalf of, the government of target countries or are associated with international narcotics trafficking or terrorism.

“Subordinate Mortgage” means a Second Mortgage or a Third Mortgage.

“Subordinate Mortgage Loan” means a Mortgage Loan secured by a Subordinate Mortgage for which all prior Mortgage Loans on that Property are under a Servicing Contract with the Borrower, and for which all prior Mortgage Loans on that Property have been sold to, or are subject to a Purchase Commitment issued by, Fannie Mae.

“Subsidiary” means any corporation, partnership, association or other business entity in which more than 50% of the shares of stock or other ownership interests having voting power for the election of directors, managers, trustees or other Persons performing similar functions is at the time owned or controlled by any Person either directly or indirectly through one or more Subsidiaries of that Person.

“Tangible Net Worth” means the excess of a Person’s (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) (a) total assets plus Fannie Mae Loan Loss Reserves minus total liabilities as of the date of determination, each determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to Lender under this Agreement.  For purposes of calculating a Person’s Tangible Net Worth, advances or loans to employees, Affiliates or shareholders, members, directors, or officers, investments in Affiliates, assets pledged to secure any liabilities not included in the Indebtedness of that Person, Intangible Assets, those other assets that would be deemed by HUD to be non-acceptable in calculating adjusted net worth in accordance with its requirements in effect as of that date, as those requirements appear in the “Consolidated Audit Guide for Audits of HUD Programs,” and other assets the Lender deems unacceptable, in its sole discretion, must be excluded from that Person’s total assets.

“Taxes” has the meaning set forth in Section 3.11(c).

“Third Mortgage” means a subordinate Mortgage that is in third lien position, subordinate to a first lien position Mortgage and a Second Mortgage.

“Third Mortgage Loan” means a Mortgage Loan secured by a Third Mortgage.

“Trust Receipt” means a trust receipt in a form approved by and under which the Lender may deliver any document relating to the Collateral to the Borrower for correction or completion.

“USPAP” means the Appraisal Foundation’s Uniform Standards of Professional Appraisal Practice, as in effect from time to time.

“Warehousing Advance” means a disbursement by Lender under Section 1.1.

“Warehousing Advance Due Date” means, with respect to a Warehousing Advance, the date that is sixty (60) days after the date of such Warehousing Advance.

“Warehousing Advance Request” has the meaning set forth in Section 2.1.

“Warehousing Commitment” means the obligation of the Lender to make Warehousing Advances to the Borrower under Section 1.1.

“Warehousing Credit Limit” means One Hundred Fifty Million Dollars ($150,000,000); provided, however upon Borrower’s written request, Lender may, in its sole discretion, increase the Warehousing Commitment.

“Warehousing Maturity Date” has the meaning set forth in Section 1.2.

“Warehousing Note” has the meaning set forth in Section 1.3.

12.2                                  Other Definitional Provisions; Terms of Construction

12.2(a)                   Accounting terms not otherwise defined in this Agreement have the meanings given to those terms under GAAP.

12.2(b)                   Defined terms may be used in the singular or the plural, as the context requires.

12.2(c)                    All references to time of day mean the then applicable time in Pittsburgh, Pennsylvania, unless otherwise expressly provided.

12.2(d)                   References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

12.2(e)                    The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

12.2(f)                     Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

12.2(g)                    All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements.  All provisions from other agreements incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of the Borrower under this Agreement and the Warehousing Notes are irrevocably paid in full and the Warehousing Commitment is terminated.

12.2(h)                   All references to the Uniform Commercial Code are deemed to be references to the Uniform Commercial Code in effect on the date of this Agreement in the applicable jurisdiction.

12.2(i)                       Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

WALKER & DUNLOP, LLC

By:	/s/ William Walker
Name:	William Walker
Title:	President and Chief Executive Officer

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Terri Wyda
Name:	Terri Wyda
Title:	Vice President